EXHIBIT (c)(i)

Consolidated Financial Statements of the Registrant

Annual Report 2007-2008

Queensland Treasury Corporation

20 Years 1988-2008

In 2008, Queensland Treasury Corporation (QTC) celebrates its twentieth year of operations.

With its inaugural Chairman, Sir Leo Hielscher AC, and Chief Executive, Stephen Rochester, at the helm, QTC has navigated Queensland through the challenges of the financial markets, and maintained its course providing low cost funding and independent financial and risk management advice to ten State Treasurers and their respective governments.

QTC determines its own worth by the value it has created for its customers and for the State. Over the past twenty years, QTC has maintained its AAA credit rating and generated more than $1.7 billion in savings for customers in the raising of their capital requirements alone. While total savings are not completely quantifiable, they are estimated to be much greater. Today, QTC employs 160 people and has more than $43 billion of debt on issue.

This is the story of QTC’s journey so far.

Autonomous and accountable

Created to provide a range of independent financial services to the Government and its public sector entities, QTC was established on 1 July 1988. It brought together the financial operations of its predecessor, the Queensland Government Development Authority, the Investment Branch of the Queensland Treasury department, and the debt of the Brisbane City Council and the Queensland Electricity Commission.

QTC was formed as a separate entity (a ‘corporation sole’), reporting to the Treasurer and Queensland Parliament via the Under Treasurer, with responsibility for implementing the Government’s fiscal policy through the services it provides.

In 1991, QTC became an autonomous and accountable central financing authority, when responsibility for the State’s wholesale and medium-to long-term investments was transferred to the Queensland Investment Corporation. In August 1991, Sir Leo Hielscher AC was appointed Chairman and the QTC Capital Markets Board was established.

QTC is unique in the Australian government marketplace, with an operating model designed to provide the services of a corporate treasury (ie, debt funding, short-to medium-term investments, and financial and risk management advice), not to maximise profits for itself. While QTC is required to operate profitably, its objective is to maximise value for the State and its entities. QTC makes it more efficient and less risky for the State and its public sector bodies to benefit from the considerable advantages associated with operating in global wholesale debt and investment markets, without having to access those markets themselves. It acts in the interests of Queensland and its public sector customers, aiming to provide truly professional advice.

QTC’s customers are the departments, Government-owned corporations, statutory authorities and local governments of Queensland.

Extracting economies of scale

In the initial years, QTC focused on consolidating the State’s debt, taking on the role as Queensland’s single debt issuer, rationalising the number of approaches to the debt markets and eliminating competition between the various issuing local and semi-government authorities. The economies of scale generated by this consolidation, together with QTC’s commitment to open and transparent communication with the markets, translated into well sought after, liquid debt products that have ultimately provided customers with the lowest cost of funds.

In its early days, QTC achieved many firsts. It was the first to establish a global transferable note (TRN) program, specifically targeted at offshore investors, and to issue global bonds at yields below those achievable in the domestic market. Concurrently, it established multi currency medium-term note programs in Europe and the United States to supplement the Global TRN Program and, in 1992, became the lowest priced Australian semi-government issuer, a position it still holds today.

Similarly, QTC’s Cash Fund, which was established to assist customers with the management of their short-term cash balances, has consistently out performed the UBS Bank Bill Index (ie, the industry benchmark for comparing cash funds) and delivered competitive returns for customers’ short-to medium-term investments.

QTC continues to evolve in response to the demands of the changing financial markets and the dynamic environment in which its customers operate.

Expanding economies of scope

Building on its success in delivering value to customers from its debt funding economies of scale, QTC broadened its capabilities and established an independent corporate advisory service in 1994. Introducing these complementary services allowed QTC to achieve economies of scope in the provision of quality, independent financial and risk management advice.

Customer demand for these advisory services has grown enormously, and QTC now offers a full range of services including financial and risk management advice, financial modelling and credit analysis.

QTC has advised, in some capacity, on most of the State’s key infrastructure projects. It played a lead role in negotiating the merger of Suncorp, the Queensland Industry and Development Corporation, and Metway Bank, joining public and private corporations and bringing them into public ownership.

It has also advised on the sale of some of Queensland’s major assets, including Dalrymple Bay Coal Terminal and the State’s retail electricity assets, and also on the recent acquisition by the State Government of the previously local government-owned water assets.

In 1995, QTC arranged a cross border lease for Stanwell Corporation Limited’s turbines, with a transaction size of $1.365 billion. It was, at the time, the largest cross border lease ever undertaken, and generated a benefit to the State of $94 million. The success of this project led to other cross border lease arrangements for major assets, including power lines and rolling stock.

In its role as the State’s provider of corporate treasury services, QTC has strived to provide valuable and independent insight and analysis into crucial areas of financial risk for the State.

In particular, QTC has taken a long-standing position on the criticality of managing risk when procuring infrastructure. Neither for nor against public private partnerships, QTC has been championing the crucial issue of risk management and its evaluation in these major deals since the late 1990s. Addressing these issues in major projects is even more relevant today with the Government’s commitment to its significant infrastructure program.

In 2007, QTC collaborated with Government stakeholders and contributed to the development of the Supported Debt Model. This model is a financing variant of the traditional privately-financed public private partnership model, and provides governments with a viable and responsible option to use public private partnerships to achieve their infrastructure objectives, despite the increasingly challenging market environment.

Similarly, to provide targeted support to the procurement of local government infrastructure development, QTC joined with the Local Government Association of Queensland in 2005 to establish LG Infrastructure Services Pty Ltd. LG Infrastructure Services provides assistance to local government in evaluating and delivering infrastructure projects in a cost effective and efficient manner. This joint venture was the first of its kind in Australia, and has achieved considerable success in its work with Queensland’s local governments.

Focusing on customers

In 1996, having achieved significant economies of scale and scope for customers, QTC reconsidered its strategic approach and embraced a customer loyalty operating model.

Recognising QTC’s ongoing success and viability was contingent on its ability to add real value to customers’ businesses, QTC set about developing a comprehensive understanding of customers, their businesses, challenges and future directions. This understanding, which is an evolving journey, is used to develop and deliver customised financial and risk management solutions for customers.

In 1997, QTC established its Central Treasury Management course to assist customers’ understanding of the concepts, financial instruments and practices involved in managing debt and interest rate risk. In 2002, QTC hosted its first Corporate Financial Management course, to assist customers in considering the key issues in financial management including determining capital structure, estimating cost of capital, evaluating projects and assessing risks, and establishing a framework for interest rate risk management. To encourage participation and reinforce learnings, QTC developed simulated models for both of these courses.

With greater understanding of its customers’ requirements, QTC has customised its lending products, establishing client specific debt pools for larger borrowers to give them complete flexibility and increased capacity to manage the risks inherent in their debt portfolios.

To provide more targeted support on customers’ major projects, QTC established a secondment program in 2002, and has now placed QTC employees in more than 100 key strategic and operational roles within customers’ businesses since that time.

In one of its most significant projects to date, QTC completed a major review of the financial sustainability of 109 of Queensland’s local governments in July 2007. The review provided valuable information that the Local Government Reform Commission used to assist it in determining the boundaries for the historic amalgamation that reduced existing local governments from 156 to 72.

QTC has had many achievements in its first 20 years of operations, funding vital infrastructure for the State’s development on terms and conditions second only to those achievable by the Commonwealth Government of Australia, and providing advice on key projects that have added real value to the lives of everyday Queenslanders.

By maintaining its relationships with the financial markets, understanding its customers’ needs and staying true to its corporate treasury services provider role, QTC intends to continue this success for many years to come.

QUEENSLAND TREASURY CORPORATION

Annual Report 2007–2008

CONTENTS

Queensland Treasury Corporation	8
Highlights	10
Five-year Business Summary	12
Chairman's and Chief Executive's Report	15
Customer Report	20
Local Government Reform	26
Investor Report	29
Economic and Fiscal Report	40
Corporate Report	48
QTC Board	51
LG Infrastructure Services	55
Financial Statements	58
Appendices	102

QR: Brisbane metropolitan rail expansion

In 2007–08, we continued to work closely with our largest borrowing customer, QR, on a number of their projects. One of QR's key projects is the expansion of the Brisbane metropolitan rail network, which forms part of the Queensland Government's South East Queensland Infrastructure Plan and Program. Expenditure for this project is expected to total more than $7 billion over the next 20 years. While the capital cost is fully covered by equity contributions from the State Government each year, QTC provides QR with a flexible short-term funding facility to help manage the significant cashflows associated with a project of this magnitude.

Image supplied by QR.

2 QUEENSLAND TREASURY CORPORATION

Queensland Treasury Corporation

Queensland Treasury Corporation is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility to:

•	source and manage the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner

•	provide financial and risk management advice and services to the Queensland Government and its Queensland public sector customers, and

•	invest the State’s short- to medium-term cash surpluses, maximising returns to customers through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury. QTC’s role is not to take direct equity in projects, however, it may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or to refinance maturing debt.

With responsibility for all of the State’s debt raisings, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

These economies, together with our AAA credit rating, result in a low cost of debt for Queensland’s public sector.

Financial advisory and risk management services

QTC works closely with its public sector customers to assist in managing their risk in financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting customers, QTC does not provide advice that is contrary to the interests of the State.

We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

•	providing them with low cost access to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities, and

•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

Short- to medium-term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide customers with investment solutions that achieve a high return within a conservative risk environment.

Customers can choose from an overnight facility, a managed short-term fund, or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

Vision

Efficient and effective financial risk management practices across our customers and the State.

Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs and delivering solutions to meet those needs.

Values

Open communication, respect for the individual, integrity and honesty in all our dealings, good corporate citizenship, strong commitment, and valuable contributions.

2007-08 Highlights

- Our financial and risk management expertise created $212.6 million in quantifiable benefits for customers, including $145.2 million from issuing debt and $18.7 million from managing debt.
- QTC'S and Queensland's AAA/Aaa credit ratings and Stable Outlook were affirmed by rating agencies Standard & Poors, and Moody's Investor Services.
- QTC's bonds and paper continued to experience strong demand, despite the credit and liquidity crises, and our debt on issue reached $43 billion.
- We continued to diversify our funding sources, issuing a NZD375 million New Zealand dollar denominated 'Kauri' bond and adding to our inflation-linked bond outstandings.
- We collaborated with Government stakeholders and contributed to the development of the Supported Debt Model, a financing variant of the traditional privately financed Public Private Partnership (PPP) procurement model, which seeks to deliver a better value for money solution for the State.
- We completed our seventh biennial customer survey, receiving positive feedback from customers particularly on our ability to source and manage debt funding, our strong reputation and credibility, and our focus on building strong customer relationships.
- Our established secondment program continued to add significant value, with 27 employees joining our customers' organisations to assist them to meet their business objectives.

4 QUEENSLAND TREASURY CORPORATION

IMAGE: GATEWAY BRIDGE UPGRADE PROJECT

ANNUAL REPORT 5

Five-year Business Summary

	Financial Year 2003–04	Financial Year 2004–05	Financial Year 2005–06	Financial Year 2006–07	Financial Year 2007–08
Financial

OPERATING ($000)
Interest from onlendings	371,737	1,442,995	572,306	768,624	1,489,666
Management fees	22,144	22,993	22,698	24,820	31,504
Interest on borrowings	468,243	1,849,012	857,281	1,144,884	2,077,211
Interest as deposits	239,933	262,307	302,987	316,880	471,014
Operating (loss)/surplus before payment in lieu of income tax	35,830	57,735	62,310	59,589	(65,024)
Payment in lieu of income tax	12,553	11,647	12,741	13,740	15,681
Operating (loss)/surplus after payment in lieu of income tax	23,277	46,088	49,569	45,849	(80,705)

BALANCE SHEET ($000)
Total assets	26,809,429	30,345,228	33,492,178	40,612,318	49,915,436
Total liabilities	26,577,586	30,067,297	33,164,678	40,238,969	49,622,792
Net assets	231,843	277,931	327,500	373,349	292,644

Customer

SAVINGS FOR CUSTOMERS ($m)
Savings due to portfolio management	54.6	(9.1)	46.5	(13.1)	18.7
Savings due to borrowing margin	63.1	55.8	74.4	82.1	145.2
Total savings for customers	117.7	46.7	120.9	69.0	163.9
Cumulative savings for customers	1,298.8	1,345.5	1,466.4	1,535.4	1,699.3

LOANS TO CUSTOMERS
Loans ($000)	17,714,737	18,905,621	19,831,582	24,268,854	32,911,506
Number of onlending customers	308	292	321	313	280 *
Outperformance of benchmark (% pa semi-annual)
Floating Rate Debt Pool	0.18	0.16	0.19	0.21	0.20
3 Year Debt Pool	0.22	(0.02)	0.27	0.00	0.08
6 Year Debt Pool	0.28	(0.07)	0.23	(0.06)	0.05
9 Year Debt Pool	0.28	(0.14)	0.20	(0.18)	(0.05)
12 Year Debt Pool	0.34	(0.13)	0.24	(0.22)	(0.04)
15 Year Debt Pool	0.36	(0.15)	0.23	(0.12)	0.01

MANAGED FUNDS
Deposits ($000)	4,476,280	5,220,644	5,329,329	7,698,426	8,251,872
Number of depositors	258	270	253	254	214
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.18	0.17	0.16	0.17	0.22

	Financial Year 2003–04	Financial Year 2004–05	Financial Year 2005–06	Financial Year 2006–07	Financial Year 2007–08

Financial Markets
Debt outstanding** ($000)	21,702,155	24,582,052	27,519,577	32,074,526	40,728,150
QTC bond rates (% at 30 June)
July 2009	5.87	5.31	5.99	6.68	7.40
May 2010	—	5.34	6.00	6.72	7.39
June 2011	5.98	5.35	6.01	6.74	7.31
April 2012	—	—	—	—	7.26
August 2013	6.07	5.36	6.00	6.69	7.17
October 2015	6.12	5.37	6.02	6.66	7.04
September 2017	—	—	—	6.64	7.00
June 2021	6.18	5.40	6.02	6.58	6.94
QTC Capital-Indexed Bond rates (% at 30 June)
August 2030	—	—	2.51	2.79	2.32
Basis point margin over Commonwealth bonds	19.3	22.5	21.8	33.1	56.9
Basis point margin under NSW TCorp bonds	3.1	2.5	3.9	1.8	0.9
QTC global and domestic bonds on issue at face value ($000)	20,496,653	22,186,715	26,903,063	33,000,416	41,833,356

Corporate
Number of employees	130	122	132	148	160
Administration expenses ($000)	28,403	30,021	30,249	32,958	33,398

*	The number of customers reduced from the previous year due to the amalgamation of local governments in March 2008.
**	QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.

Queensland Health: Queensland Children's Hospital

QTC provided commercial and financial advisory services to Queensland Health to assist in the planning for the Queensland Children's Hospital—to be opened in progressive stages from 2011 to 2014. QTC assisted with the preparation of the preliminary business case and developed a financial model to analyse various technical options for the project delivery. The new hospital will be the State's tertiary paediatric referral hospital and the centre of a coordinated State-wide paediatric network.

Image supplied by Queensland Health.

QUEENSLAND TREASURY CORPORATION

Chairman’s and Chief Executive’s report

In a year characterised by turmoil within the global financial markets caused by the fall-out from the credit and liquidity crises, Queensland Treasury Corporation completed its largest ever funding program of $13.8 billion, which included partial funding of next year’s program.

Despite the challenges faced in financial markets, QTC’s management of portfolios and borrowing margins alone achieved savings for customers of $163.9 million, bringing cumulative savings since inception to approximately $1.7 billion.

The significant widening of interest rate spreads in the financial markets, as a result of the global credit and liquidity crises, resulted in QTC recording its first-ever accounting loss before tax of $65 million for 2007–08, although QTC’s underlying operations continued to be profitable. It is important to note that this loss is modest in the context of QTC’s strong financial position, and is due to unrealised mark-to-market accounting losses of $116 million. These losses have no impact on QTC’s liquidity and are expected to be fully reversed in future years as financial instruments, affected by the movement in market spreads, mature. In the normal course of its business, QTC will hold these financial instruments to maturity and the accounting loss now recorded will unwind, as their face value is realised and the term to maturity shortens.

Fundamental transformation in the financial markets landscape

The global financial markets landscape was fundamentally transformed in 2007–08, primarily as a result of the United States’ sub-prime mortgage crisis, which began in August 2007. The major effects of this crisis continue to be large-scale downgrades of mortgage-backed securities, and acute illiquidity in debt securitisation and commercial paper markets, which has led to a sharp increase in the cost of funds for all borrowers. This phenomenon spread rapidly to other credit markets, effectively creating market failure in some market segments and challenging the capital adequacy of many major US and European banks. The desire for liquidity, along with increasing counterparty risk concerns, also created unprecedented pressure within global inter-bank money markets.

This has created an environment of greater market risk and volatility, along with a higher cost of funds (relative to Commonwealth Government issues) for QTC, which we expect to continue for the foreseeable future.

For QTC, adjusting to this transformation within the financial markets, which effectively saw the markets move from a ‘traded’ to a ‘brokered’ model, was made easier given the strong, long-term relationships we maintain with the members of our financial markets distribution group and, through them, our investors.

While the effects of this crisis have been wide-reaching in other jurisdictions, the Queensland Government’s established investment guidelines have ensured that no Government-owned corporations, statutory authorities or local governments have had exposure to the sub-prime mortgage market, or have invested in collateralised debt obligations. The guidelines for local governments were developed by QTC, Queensland Treasury and the Department of Local Government, Sport and Recreation to guide local governments in their investments, and have proven effective.

In addition, QTC had no exposure to the sub-prime market or to collateralised debt obligations.

Queensland economy: exceeding the national average for the twelfth consecutive year

Amid the global financial markets turmoil, the Queensland economy is estimated by Treasury to have grown by 3.75 per cent in 2007–08, against expectations of national average economic growth of 3.50 per cent over the same period. Such an outcome would mean Queensland’s annual economic growth outpaced that of the nation for the twelfth consecutive year.

Looking ahead, annual Queensland economic growth is forecast to rise to 4.25 per cent in 2008–09, in contrast to an anticipated easing in national economic growth to 2.75 per cent. Indeed, the Queensland economy is the only State economy expected to record an increase in annual growth in 2008–09 over 2007–08, according to each of the latest state treasury department estimates. This acceleration in growth is expected to be underpinned by a significant strengthening in exports and business investment growth, due to high commodity prices, partially offset by an easing in consumer-demand growth, due to higher mortgage interest rates.

Notwithstanding this backdrop of solid economic growth, financial conditions have been tightened considerably in Australia, due to the Reserve Bank of Australia’s monetary policy actions. This has had a positive impact on inflation, but the consequential negative effect on consumption and investments has reduced somewhat the economic growth expectations of the State.

Significant funding task ahead

QTC now has more than $43 billion of debt on issue, a significant increase on the $34 billion, as at 30 June 2007. In the recent announcement of Queensland’s State Budget for 2008–09, Treasurer Andrew Fraser forecast a strong rise in Queensland Government investment in infrastructure, with more than $17 billion allocated for capital works in the coming year. Total capital expenditure in the State, including local authorities, is expected to be more than $20 billion, with the debt portion of $12.4 billion to be funded by QTC.

It is estimated that QTC’s funding task for the financial year 2008–09 will be $16.3 billion, with $6.7 billion required to refinance maturing debt (particularly the maturity of the July 2009 Benchmark Bond) and the balance required to fund new capital works expenditure of the Queensland public sector. It is anticipated that our AUD benchmark bonds will once again provide the bulk of the funding for next year, as relatively high domestic interest rates and a strong Australian dollar continue to encourage investor support both domestically and internationally. QTC will also continue to seek issuance in other markets, through its diverse range of funding facilities, as the complexities of the current credit and liquidity crises give rise to a more challenging operating environment.

Innovative financing solutions for infrastructure

In pursuit of the best value for money outcomes for the State’s expanding infrastructure development program, QTC responded to the Government’s request for innovative financing solutions and, in collaboration with Government stakeholders, contributed to the development of the Supported Debt Model (SDM).

The SDM is a financing variant of the traditional privately-financed public private partnership (PPP) model, and seeks to deliver a better value for money solution for the State. Under a SDM, a state government’s borrowing authority (in Queensland, QTC) provides the notionally risk free level of senior debt for a project upon completion of the construction phase and for the term of the lower risk operational phase. The amount of senior debt would vary depending on the risk profile of a specific project.

Initially developed for the South East Queensland Schools project, the SDM is a potential alternative financing option for the State’s other major social infrastructure projects. Its use in Queensland will be considered on a case-by-case basis under the Government’s Value for Money Framework.

With the significant widening of credit margins, and the resulting hike in the cost of funds, the SDM provides governments with a viable and responsible option to use PPPs to achieve their infrastructure objectives, despite the increasingly adverse market environment.

Support for local government

During the year, QTC fulfilled an integral role in the significant reform of Queensland’s local governments. In July 2007, the State Government announced that it would reduce existing local governments from 156 to 72 to create stronger councils to better manage the changing demographics, including population growth, and the demands of industry and other interest groups. QTC’s Chairman was appointed to the Local Government Reform Commission, and two senior employees were seconded to the project to assist with data analysis.

During this challenging time for the industry, QTC worked closely with local government customers, providing financial and risk management advice to assist them with their financial sustainability prior to and during the reform process.

Since its establishment in 2005, LG Infrastructure Services—QTC’s joint initiative with the Local Government Association of Queensland to support Queensland’s local governments to achieve their infrastructure developments—has provided advice and services to more than 60 local governments throughout the State, representing more than 80% of local governments in Queensland. In 2007–08, LG Infrastructure Services will return a dividend to its shareholders and begin repayment of the Treasury grant provided for its establishment in 2005.

Transfer of State’s long-term financial assets to QTC

On 1 July 2008, the Government transferred to QTC approximately $21 billion of the State’s long-term financial assets, which are held to meet future superannuation and other long-term obligations of the State. In return for this transfer, QTC entered into a financial arrangement to provide a fixed rate note to the General Government sector, at a rate initially set at 7.5% per annum, which is the actuarially assessed long-term average rate of return for a managed diversified portfolio of investments. The purpose of the transfer is to reduce the volatility in the State Budget as a result of the fluctuation in returns from the investment of these assets.

QTC will incur accounting profits or losses in the future, due to the volatility in investment returns in the market, although the return on the assets is expected to match the long-term average of 7.5% per annum.

As the transfer has no effect on cashflow, there will be no impact, positive or negative, on QTC’s capacity to meet its financial obligations. The liability for superannuation has not been transferred to QTC, and remains with the Government. With no impact from a whole-of-Government perspective, rating agencies Moody’s and Standard & Poor’s have confirmed that this transfer will not affect the State’s, or QTC’s, AAA credit rating or Stable Outlook.

Looking ahead

In the year that we celebrate our twentieth year of operations, and following the significant changes of the past year to the world’s financial environment, it will be more important than ever for us to continue to attract the support of the world’s financial institutions for QTC’s debt issuance, and the other support services they provide. It will also be important for us to continue to understand our customers and their evolving financial and risk management needs, given the dynamic environments in which they operate.

Following sound results from our biennial customer survey, which was completed in July 2007, we will be reinvigorating our organisation-wide customer loyalty program and updating our strategic plan. Development will continue on our customer lending and administration system, which is one of the most significant corporate projects QTC has undertaken and is expected to be completed in 2009–10.

With the State’s commitment to achieving major infrastructure development, we will focus our efforts on adding real value to those projects, either as advisors or as secondees within our customers’ project teams, and to supporting our customers in the achievement of their business goals.

It is the demonstrable expertise, professionalism and enthusiasm of our employees that has ensured QTC’s success over time, and we thank each and every one of our staff for their valued input. In the year to come, QTC will again focus on attracting and retaining the high calibre of people we are so fortunate to employ.

On a final note, we gratefully acknowledge the guidance and wisdom of our Board, and thank them for their ongoing support. Our sincere thanks also to David Coe, who resigned from the Board in February 2008, for his valuable contribution.

Queensland Government: Innovative financing solutions

The Queensland Government's $17 billion capital works program for 2008–09 includes a number of social infrastructure projects, such as the development of new schools and hospitals. To achieve the best value for money outcome for the State, the Government is pursuing new and innovative financing solutions for its expanding infrastructure development program.

In 2007–08, QTC established its Major Projects Team and gave it the task of working with key Government stakeholders to develop new financing solutions. An outcome of this collaboration was the development of a financing option for Public Private Partnerships (PPP), known as the Supported Debt Model.

Under the Supported Debt Model, the State Government provides the notionally risk free level of senior debt for the project's lower risk operational phase. The amount of senior debt will vary depending on the risk profile of the specific project.

The rationale behind the Supported Debt Model is that by using public sector debt, the overall cost of the project may be reduced, thereby enhancing the value of money objective for the State. QTC debt is generally priced lower than other funding sources in the market, which is attributable to the State's and QTC's AAA credit rating.

The State's South East Queensland Schools Project is the pilot project for the Supported Debt Model. Financial close is scheduled for the first half of 2009, with the first schools opening in 2010.

Looking forward, the Supported Debt Model has the potential to be applied to a range of major social infrastructure projects, such as hospitals, prisons and other schools.

Image supplied by the Department of Education, Training and the Arts.

12 QUEENSLAND TREASURY CORPORATION

Customer report

As the world’s financial markets struggled through 2007–08, QTC was able to clearly demonstrate the bottom-line value it adds to the Queensland public sector, managing the State’s borrowing program to ensure customers had access to the funds they required at a competitive rate.

Our financial and risk management expertise created $212.6 million in quantifiable benefits for customers, including $145.2 million from issuing debt and $18.7 million from managing debt. We saved our customers $27.5 million from managing their liquidity and refinancing risk, and $5.8 million from structuring transactions. Our financial advisory services and strategic interest rate risk management advice generated customer savings of around $15.4 million.

QTC’s corporate commitment to achieving the best financial outcomes for our customers and the State was progressed through our involvement in a significant number of key Government projects, including the proposed Queensland Children’s Hospital and North Bank developments, the establishment of the SEQ Water entities, the water infrastructure purchased from local governments, the proposed sale of the airports, and the evaluation of carbon emissions across Government.

After completing the review of local government financial sustainability in June 2007, we received a rating of 6 out of 7 in our biennial customer survey for adding real value to local governments through our understanding of their businesses and presenting material that could be easily understood. We also provided support to the Government in implementing the reform of the local government boundaries, and to our local government customers during the reform process. See page 18 for further details on the assistance QTC provided to the State’s local government reform process.

In collaboration with Government stakeholders, we contributed to the development of the Supported Debt Model—a financing variant of the traditional privately financed Public Private Partnership procurement model—to assist the State in its pursuit of innovative financing solutions for its expanding infrastructure development program. See page 12 for further details on the Supported Debt Model.

As LG Infrastructure Services completed its third successful year of operations, it broadened its reach into the local government industry and has now worked with more than 80 per cent of the State’s local governments and regional local government collaboration groups. See page 40 for further details on the LG Infrastructure Services initiative.

Funding the State

In the year under review, largely as a result of the demise of the US sub-prime mortgage market, the global financial markets’ environment was particularly challenging with global liquidity tightening to almost unprecedented levels. This led to greater uncertainty in funding markets, particularly those relating to asset-backed securities, which in turn led to a significant widening of market credit spreads. QTC was positively impacted by the changed market conditions in that it experienced the benefit of investors seeking high credit quality assets. However, there were also some less positive influences and, as a result, QTC was constantly adapting its issuance strategies to best suit the changing market circumstances.

During this period, QTC pursued a number of funding strategies to achieve the best possible outcomes for our customers and the State. Some of these strategies and initiatives included:

•	issuing debt on demand from our investors, rather than through our normal tender process, in order to better manage our cost of funds

•	increasing the supply of inflation-linked bonds on issue, providing suitable funding for customer projects which have long asset lives and revenue linked to inflation

•	identifying offsetting cashflows of customers and managing the timing of market transactions to minimise transaction costs

•	issuing a new benchmark bond to mature in 2012 to further minimise interest rate risk for some of our customers, including Powerlink

•	raising funds in advance of requirements to deliver interest cost certainty for customers involved in the delivery of significant infrastructure projects, and

•	extending our borrowing horizon for terms longer than previously contemplated, by issuing a new bond maturing in 2033 to meet discreet investor requirements.

1988–2008 **CELEBRATING 20 YEARS**

1995

Stanwell Corporation Limited: Cross Border Lease

In 1995, QTC facilitated a Cross Border Lease of the turbines at the Stanwell Power Station near Rockhampton. The lease involved Stanwell selling the turbines to several foreign investors and taking out a long-term lease of the power station. Under the arrangements there was an upfront financial benefit for the Government, while Stanwell retained use and control of the turbines. On behalf of Stanwell, QTC continues to manage the credit risk and cashflows associated with these long-term arrangements.

Image supplied by Stanwell Corporation Limited.

14 QUEENSLAND TREASURY CORPORATION

Greater involvement in customer projects

Our established secondment program continued to add significant value to our customers’ businesses through the placement and contributions of 27 of our employees into their organisations. In addition to the value provided to customers on their projects and teams, QTC benefited from an increased understanding of the issues effecting our customers and the specific industries they work in, and our employees benefited from the unique development opportunities of working on some of the most significant projects in the State.

In the past year, our employees have worked as secondees on some of the State’s most important projects which have delivered, or have the potential to deliver, significant economic value to customers and the State. These projects included the reform of local government boundaries, the Government’s purchase of the SEQ local governments’ bulk water and water treatment assets, the sale of the Government’s gas assets, and the proposed sale of the Cairns and Mackay airports and the Government’s remaining shareholding in the Brisbane airport.

We also placed secondees into the Office of Government Owned Corporations, the Department of Main Roads, the Department of Infrastructure and Planning, Queensland Health, Tarong Energy Corporation, Ergon Energy Corporation Ltd, and QR Limited to assist with their major projects.

More and varied customer assignments

As implementation and delivery of the State’s major infrastructure program gathered momentum, we identified opportunities and promoted innovative solutions to help minimise costs and ensure an appropriate level of project risk transfer between the Government and private sector. It was a year characterised by increased demand for debt funding for infrastructure, as well as increased demand for advisory assistance in areas including business case and financial model reviews, and debt and capital structuring arrangements.

FINANCIAL MODELLING

Our financial modelling capability continued to expand. In recognition of the expertise of our team, several customers sought multiple financial model build services during the year, including Ergon Energy Corporation Ltd, QR Limited, Queensland Treasury and LG Infrastructure Services. In particular, we

•	developed financial models including the financial model for QR Limited access network

•	tailored forecasting models for several local governments including Gold Coast City Council, Gold Coast Water, Logan City Council; as well as for QR Limited and QFleet

•	developed a benchmark model for Government to assist in assessing the North Bank development proposal

•	developed a financial model to assist Queensland Health in evaluating the capital and operating costs of the various delivery options for the Queensland Children’s Hospital, and

•	reviewed the financial models of Powerlink Queensland, Ports Corporation of Queensland, Ergon Energy, Port of Brisbane Corporation and QFleet.

REVIEWING CREDIT AND FINANCIAL SUSTAINABILITY REVIEWS

To assist the Government in its approval process for the Government-owned corporations’ (GOC) annual borrowings, we completed annual credit reviews of each corporation to determine their individual capacities to service their existing and proposed new debt. We provided Treasury with specific recommendations based on the finding of these reviews. We also completed credit analyses on a project-by-project basis for our GOC customers, and reviewed the capital structure on behalf of various borrowing customers.

Our Government department customers also sought our assistance to complete financial and commercial viability assessments, including the Department of Education, Training and the Arts’ ‘Solar for Schools’ program, and the Department of Public Works’ development of the Roma Street Parklands. We also worked with Brisbane City Council (BCC) to perform an annual assessment of their borrowing capacity, and have since been requested by BCC to undertake their credit reviews on a semi-annual basis.

1988–2008 **CELEBRATING 20 YEARS**

2003

Department of Natural Resources and Water: Water Metering Project

In 2003, QTC assisted the Department of Natural Resources and Water in developing a business case to identify the project delivery option most likely to provide the best value for money outcomes that would arise from implementing metering of water use in rural Queensland. Metering is part of the national water reform agenda adopted to ensure that our water resources are properly planned and managed.

Image supplied by Department of Natural Resources and Water.

QUEENSLAND TREASURY CORPORATION

RISK MANAGEMENT

We provided cash management advice around the optimal management of the Government’s cash balances and debt in light of the current market environment, ensuring sound debt management practices were in place to reduce the vulnerability of the State to economic and financial shocks over the short-, medium- and long-term.

We also advised on interest rate risk management and funding strategies for most of the State’s major projects, including the Gateway Bridge duplication, Hale Street Bridge, Airport Link, the State’s various water companies and SEQ Schools, and developed a commodity and foreign exchange risk management framework for Energex Ltd, Ergon Energy Corporation Ltd, and CS Energy.

In consultation with Queensland Treasury, the Department of the Premier and Cabinet and the Office of Climate Change, we led the initial development of a whole-of-Government program for identifying, quantifying and understanding the potential risks and costs for our customers associated with the proposed introduction of the Carbon Pollution Reduction Scheme in 2010.

SUPPORTING INFRASTRUCTURE DEVELOPMENT

During the year, we contributed to various procurement phases on many of the State’s major projects, including Queensland Children’s Hospital (master planning and business case), North Bank (planning and evaluation of preferred private sector proponent’s proposal), SEQ Schools (planning, Supported Debt Model development, and financial advice), Carbon Pollution Reduction Scheme (planning and pilot review), Solar for Schools (planning and feasibility), and the Sunshine Coast Hospital (Supported Debt Model feasibility).

We are also working with the Department of Infrastructure and Planning to develop Contract Management Guidelines for inclusion in the State’s Value for Money Framework, based on the assistance we provided in 2007 to the Southbank Institute of Technology in the development of a long-term contract administration manual.

Seeking customer feedback

QTC engaged an independent consultant to conduct our seventh biennial customer survey in 2007, seeking feedback from a cross-section of our customer base. Overall, customer feedback was generally very positive, particularly in relation to our responsiveness to issues our customers consider important. The customer survey, and anecdotal feedback on projects, indicated that our customers recognise our understanding of Government and engagement with our customers. Specifically, our stakeholders identified our core expertise of sourcing and managing the debt funding to finance the State, our strong reputation and credibility, and our focus on building strong relationships with our customers, as key examples of our high level of performance. The feedback provided by our customers and stakeholders through the surveys and post-assignment evaluations has now been incorporated into our annual planning processes to guide our provision of services in 2008–09.

One of the key areas for development that came through the survey was the need for customer training. To assist our customers with their training needs, we ran our Central Treasury Management in April 2008 and Cost of Capital courses in July and August 2007. We have also focused on leveraging the diverse range of expertise available from the banks in our Distribution Group to host forums on climate change and the hedging of financial risk, including foreign exchange and commodity price risk, and various economic events during the year.

Local Government Reform

The financial year 2007–08 was a challenging year for local government in Queensland, with the State implementing significant local government reform. On 15 March 2008, 156 Queensland local governments were reduced to 72 local governments, some with new names and boundaries.

In the lead-up to this reform, QTC completed the financial sustainability reviews of 109 of Queensland's local governments, and compiled information to assist customers during the amalgamation process. We also provided financial and risk management advice to assist our local government customers with their financial sustainability prior to, and during, the reform process.

Local Government Reform Commission

QTC's Chairman, Sir Leo Hielscher AC was selected as one of the five members of the Local Government Reform Commission, which was established to determine boundaries, names and electoral arrangements for the new local governments. The Commission used QTC's financial sustainability reviews as background information in their decision-making process.

The Commission seconded two senior QTC employees and requested QTC's financial modelling assistance with the analysis of the various reform options and recommendations.

Preparing QTC's systems for the local government amalgamations

In the lead-up to the amalgamations on 15 March 2008, QTC considered the implications of the reform on our internal financial management systems and our customers' information requirements. Our assessment revealed a number of system changes and procedural arrangements were needed to merge the debt and investment accounts of our amalgamating customers. These changes were successfully implemented, ensuring a smooth transitional process for our amalgamating local government customers.

Working with local government during the process

QTC representatives travelled extensively throughout the year, visiting local governments both during the reform planning process and post-amalgamation.

At the request of a number of local governments, QTC consolidated historical and forecast financial information of the amalgamating entities, creating combined financial information for these new entities. In many cases, QTC was also requested to provide a report outlining our observations regarding the financial risks and issues facing the new entity.

Since the amalgamation, QTC has continued to develop its 10-year Financial Forecasting Model. This model is now being used by almost all local governments in Queensland to assist with their strategic planning and help manage their financial positions.

End-of-project report

QTC has finalised its end-of-project Financial Sustainability Review report, with commentary and recommendations on the issues that are impacting the financial performance of the local government industry in Queensland. Using the data collected in 109 financial sustainability reviews, the report draws out the key influencers in local government sustainability in Queensland. The report is available on request from QTC.

A financially sustainable future

QTC has played a key supporting role in creating a financially sustainable future for Queensland's local governments. The financial sustainability reviews and financial forecasting model have further strengthened QTC's role in providing financial and risk management advice to our local government customers. On request, QTC will continue to conduct financial sustainability reviews of individual local governments, and provide insight into their ongoing financial capacity.

QTC's 10-year Financial Forecasting Model has proved to be sound, robust and easy-to-use, and its value has extended beyond the reviews, as most local governments are now using it to assist with the preparation of their new strategic plans. Some local governments have also requested that QTC customise the model for their specific business requirements. Following its success, QTC is now looking at developing the model as a software-based application with improved functionality.

10 QUEENSLAND TREASURY CORPORATION

Townsville City Council: Financial forecast

QTC worked closely with the amalgamating local governments of Townsville, Thuringowa and the Townsville-Thuringowa Water Supply Joint Board in their business planning process as they developed their first financial forecast as a new entity. The newly amalgamated Townsville City Council also sought our feedback in relation to its financial forecast, in particular seeking comments on issues, opportunities and risks that may impact the new Council.

Photography by Michael Chambers.

2007–2008 ANNUAL REPORT 19

Tarong Energy: Long-term fuel supply source

Tarong Energy has been successful over the past year in securing a long-term fuel source for its stations with the purchase of the Meandu Mine and Kunioon coal deposit. With Tarong Energy currently supplying more than 18 per cent of Queensland's generating capacity, it was crucial to their operating future that an appropriate long-term fuel supply source was obtained. QTC assisted in the assessment of the fuel supply options by seconding an employee, along with providing advice on funding options for the acquisition.

Image supplied by Tarong Energy.

20 QUEENSLAND TREASURY CORPORATION

Investor report

Solid domestic and foreign investor demand for all lines of Queensland Treasury Corporation’s (QTC) AUD benchmark bonds and commercial paper continued during 2007–08, as investors sought high credit quality, liquid assets in the uncertain global market environment.

As a result of investor ‘flight-to-quality’ following the market’s credit and liquidity crises, QTC was able to source funds from an even broader range of investors seeking secure, AAA rated, government-guaranteed bonds. We completed our borrowing program some months prior to year end, with actual borrowings for 2007–08 totalling $13.8 billion.

Relationships with members of our Distribution Group of bankers were further strengthened, as we faced the challenges of 2007–08 together. Our commitment to ensuring openness and transparency in these relationships assisted our Distribution Group members to consistently make markets in QTC bonds at competitive prices. As a result, we were able to enhance liquidity by issuing more bonds than we had initially intended. With investor interest in semi-government bonds continuing to grow, we also increased the size of our Distribution Group, with the addition of JP Morgan Australia Limited. At the end of June 2008, our Distribution Group included 12 of the world’s leading financial institutions, providing our investors with even greater depth in terms of their ability to transact QTC bonds.

The global credit and liquidity crises led to a sharp widening of all credit spreads, and the spread of QTC bonds to the Commonwealth Government curve (like the spreads of the other Australian semi-government issuers) was not immune. At one point during the year, we witnessed semi-government versus Commonwealth Government spreads trading at margins of more than 80 basis points, the largest margin in more than a decade. This move in spreads was accentuated by the prevailing ‘scarcity’ premium built into Commonwealth Government securities and reflected the high degree of uncertainty in the financial markets at the time.

In May 2008, the Commonwealth Government announced three key structural changes to the Australian government bond markets. The first involved its intention to make all semi-government debt issued onshore eligible for exemption from Interest Withholding Tax. This is in-line with the existing exemption available for semi-government debt issued offshore. QTC sees this as very positive for the semi-government bond market, broadening the global investor base and enhancing the overall depth and liquidity of our market.

The Government’s second announcement involved its intention to increase the issuance of Commonwealth Government securities by up to $25 billion over the next four years. With $5 billion of this additional issuance already confirmed for 2008–09, we believe this initiative will further strengthen Australia’s financial markets.

The third announcement of structural change to the Australian Government bond markets involved the widening of the investment mandate of the Australian Office of Financial Management, to enable it to invest the proceeds from the increased Commonwealth Government securities issuance in the most appropriate manner. Importantly, this will include investment in semi-government bonds. We believe the aggregate impact of these structural changes will be positive for the semi-government bond market, and anticipate it will lead to increased demand for QTC bonds from both onshore and offshore investors.

Investor highlights

•	QTC’s debt on issue reached more than $43 billion, at 30 June 2008.

•	QTC’s bonds and paper continued to experience strong demand, despite the credit and liquidity crises.

•	QTC’s AAA/Aaa ratings and Stable Outlook were affirmed by both Standard and Poor’s and Moody’s.

•

QTC executives visited investors in Canada, China, France, Hong Kong, Japan, New Zealand, Qatar, Singapore, United Arab Emirates, United Kingdom and the United States of America. They were supported by the State’s Treasurer and Under Treasurer on certain visits.

•	QTC continued to diversify its funding sources, issuing a NZD375 million New Zealand dollar denominated ‘Kauri’ bond, and adding to its inflation-linked bond outstandings.

QTC’s credit rating

LOCAL CURRENCY	LONG-TERM	SHORT-TERM	OUTLOOK
Moody’s	Aaa	P1	Stable
Standard & Poor’s	AAA	A-1+	Stable

FOREIGN CURRENCY	LONG-TERM	SHORT-TERM	OUTLOOK
Moody’s	Aaa	P1	Stable
Standard & Poor’s	AAA	A-1+	Stable

Queensland Treasury: Purchase of water infrastructure

QTC worked with Queensland Treasury on the purchase of water infrastructure assets from local governments. These assets are part of the State Government's water grid that also includes new dams, a desalination plant, extra groundwater sources and the collective water infrastructure that form the Western Corridor Recycled Water Scheme.

Once completed, approximately $9 billion will have been spent on new assets as part of Queensland's water grid. QTC is expected to debt fund a large proportion of these assets and implement the interest rate risk management associated with this debt.

Image supplied by the Queensland Water Commission.

22 QUEENSLAND TREASURY CORPORATION

Review of 2007–08 funding activity

QTC increased the size of its debt issuance program in order to meet the growing borrowing requirement for Queensland’s spend on infrastructure projects. Actual borrowings for 2007–08 totalled $13.8 billion, compared to $5.9 billion in 2006–07.

Solid domestic and foreign investor demand saw the issuance of QTC’s AUD benchmark bonds provide the majority of required funding, contributing more than $11 billion in 2007–08. QTC’s diversified funding facilities, including commercial paper and medium-term notes, also enabled debt issuance denominated in foreign currencies despite the uncertain and volatile credit and liquidity conditions prevailing in global markets. As is QTC’s policy, all foreign currency proceeds were swapped into Australian dollars.

Funding related activities for QTC in 2007–08 included:

•	Refinancing the maturity of QTC’s 14 September 2007 benchmark bond, with a total of $3.2 billion outstanding as at 30 June 2007.

•

In September 2007, QTC became the first Australian government entity to issue a bond in the New Zealand dollar denominated ‘Kauri’ format. The ten-year deal, issued under our Euro medium-term note program, was for a total size of NZD375 million, with a coupon of 7.125% and a maturity date of 18 September 2017. The issue was well received by global investors and added further diversification to QTC’s funding base.

•

In November 2007, the amount on issue of QTC’s 2.75%, 20 August 2030 Capital Indexed Bond was increased by AUD275 million, taking total issuance to AUD543 million. Investor demand for this inflation-linked bond was strong, with total investor interest significantly greater than the amount allotted.

•	In March 2008, a new long-dated QTC domestic preferred bond line maturing in 2033 was established through an initial issue of AUD500 million.

•

In May 2008, QTC launched a new AUD domestic benchmark bond with a coupon of 6.5% and a maturity date of 16 April 2012. The issue was very well supported by the market, with the volume on issue building to almost $2 billion in the first week.

The following table details the change in net issuance in QTC’s principal funding sources over the year:

FUNDING FACILITY	30 JUNE 07	30 JUNE 08	NET CHANGE
	AUD	AUD	AUD
Domestic
Benchmark Bonds	20,468	26,275	5,807

Global
Benchmark Bonds	11,659	14,380	2,721
Capital Indexed Bonds	268	543	275
Other Domestic Bonds	598	596	-2
Euro MTN	159	399	240
CP	602	1,452	850

TOTAL	33,754	43,645	9,891

Funding facilities at 30 June 2008

A$ BENCHMARK BONDS—DOMESTIC AND GLOBAL

QTC currently offers investors domestic and global benchmark bonds maturing in 2009, 2010, 2011, 2012*, 2013, 2015 and 2017, and preferred domestic bond lines maturing in 2021 and 2033.

*	Domestic only.

In addition, QTC also has an inflation-linked capital indexed bond maturing in 2030 issued under the AUD domestic bond facility.

The QTC benchmark bonds are our core source of funds, comprising in excess of 90% of total borrowings as at 30 June 2008.

DOMESTIC AND GLOBAL QTC BONDS ON ISSUE, AS AT 30 JUNE 2008

Queensland Motorways Limited: Gateway Upgrade Project

QTC advised Queensland Motorways Limited on strategies to mitigate the interest rate risk associated with the $1.8 billion to be borrowed for the Gateway Upgrade Project. Acting on our advice, QML introduced inflation-linked debt into its debt portfolio by utilising the proceeds of capital indexed bonds issued by QTC. This strategy reduces overall risk by providing a natural hedge to toll revenues. The upgrade is the largest road and bridge infrastructure project in Queensland's history—due for completion in 2011.

Image provided by Queensland Motorways Limited.

24 QUEENSLAND TREASURY CORPORATION

Funding Facilities details, as at 30 June 2008

FACILITY	SIZE $M	GOVERNING LAW	MATURITIES	CURRENCIES	ISSUE AUD M	PLACEMENT
Domestic AUD Bond	Unlimited	Queensland	7 benchmark lines: 2009 to 2017	AUD	25,110	By tap or tender through Distribution Group
			2 preferred lines: 2021 and 2033	AUD	1,166	Reverse enquiry through Distribution Group
			Capital Indexed Bond: 2030	AUD	543	By tap or tender through Distribution Group
Global AUD Bond	18,000	New York and Queensland	6 benchmark lines: 2009 to 2017 (transferable to domestic bonds)	AUD	14,380	Continuously offered through Distribution Group

Treasury Notes, Commercial Paper and Medium-Term Notes

The QTC treasury note (T-Note) facility is a domestic electronic issuance facility and is our chief source of short-term domestic AUD funds. QTC’s main offshore programs are the multicurrency commercial paper (CP) and medium-term note (MTN) facilities in both the Euro and US markets.

FACILITY	SIZE $M	GOVERNING LAW	MATURITIES	CURRENCIES	ISSUE AUD M	PLACEMENT
Domestic T-Note	Unlimited	Queensland	7 to 365 days	AUD	1,000	By tap through Dealer Panel
Euro CP	USD 3,000	English and Queensland	7 to 365 days	Multicurrency	401	Continuously offered through Dealer Panel
US CP	USD 1,500	New York and Queensland	1 to 270 days	Multicurrency	52	Continuously offered through Dealer Panel
Multicurrency Euro MTN	USD 3,000	English and Queensland	Subject to market regulations	Multicurrency	398	Reverse enquiry through Dealer Panel
Multicurrency US MTN	USD 500	New York and Queensland	9 months to 30 years	Multicurrency	0	Reverse enquiry through Dealer Panel

QTC’s funding facilities are supplemented with public issues and private placements.

1988–2008 CELEBRATING 20 YEARS

1988

Queensland Government: World Expo 88

QTC provided funding for World Expo 88, using commercial paper facilities. These funds allowed for rehabilitation and development of the site, which was previously industrial. At the completion of Expo, the enhanced value of the land was greatly in excess of any debt outstanding, after revenues were applied.

More than 18 million people visited South Bank when it became the site for Brisbane World Expo 88—showcasing entertainment and events that sparked new life into Brisbane and the South Bank Precinct. Twenty years on, people still flock to the area which is now known as South Bank Parklands.

Image supplied by The Department of Natural Resources and Water.

26 QUEENSLAND TREASURY CORPORATION

All funding facilities

PERCENTAGE OUTSTANDINGS UNDER QTC’S FUNDING FACILITIES, AS AT 30 JUNE 2008

Borrowing program

QTC announces its borrowing requirement annually in June to provide a funding estimate for the following year, after the release of the Queensland Government budget. A half-year review, and update of the borrowing requirement, is provided in January.

QTC’S INDICATIVE BORROWING PROGRAM FOR 2008–09 FINANCIAL YEAR

BORROWING DETAILS	2008–09	2007–08 (REVISED*)
	AUD M	AUD M
REFINANCING OF MATURING DEBT:

AUD benchmark bonds	0	3,173
AUD non-benchmark bonds	69	101
Medium-term notes (MTNs)	0	52
Commercial paper[1]	1,457	613

TOTAL MATURING DEBT	1,526	3,939

ADJUSTMENTS:

Prefunding of Sep 2007
Benchmark Bond maturity	—	(1,500)
Prefunding of Jul 2009
Benchmark Bond maturity	5,741	—
Principal repayments from QTC customers	(600)	(600)

TOTAL REFINANCING	6,667	1,839

NEW BORROWING:

Capital works and asset procurement	12,365	10,772
Funding in advance of customer borrowings	(2,700)	(3,219)

TOTAL NEW BORROWING	9,665	7,553

TOTAL BORROWING PROGRAM[2]	16,332	9,392 **

The 2008–09 borrowing estimate of $16,332 million is expected to be funded as follows:

	EXPECTED RAISINGS 2008–09
FUNDING SOURCE	RANGE	LOW	HIGH
	%	AUD M	AUD M
TERM RAISINGS:
AUD bonds[3]	60–70	9,800	11,430
MTNs and other currency loans	5–15	820	2,450

COMMERCIAL PAPER RAISINGS:
T-Notes, ECP, USCP	20–30	3,270	4,900

Notes:

1.	Estimated commercial paper outstanding as at 30 June.
2.	Funding activity may vary depending upon actual customer requirements, the State’s fiscal position and financial market conditions.
3.	Includes AUD domestic and global benchmark bonds, capital indexed bonds and other term issuance.
*	Based on the State’s Mid Year Fiscal and Economic Review released on 14 December 2007.
**	Actual borrowing totalled AUD13,828 million to meet increased liquidity and customer requirements.

1988–2008 **CELEBRATING 20 YEARS**

1996

Queensland Government: Suncorp Metway merger

In 1996, the Queensland Government sought the assistance of QTC to undertake a review and provide recommendations on future strategies for managing its exposure to Suncorp and QIDC, which were established to service areas that were perceived to be under-serviced at a time when the financial markets were highly regulated and State-based. Based on the advice provided, the Government approved the merger of Suncorp and QIDC with the publicly listed company Metway Bank—creating a new banking institution, Suncorp Metway. The merger of the three companies created a more competitive financial institution, better geared to meet the needs of the future.

Photography by Bruce Peebles.

SUNCORP

28 QUEENSLAND TREASURY CORPORATION

Economic and Fiscal report

Queensland’s economic outlook

ECONOMIC GROWTH

•

Growth in the Queensland economy is forecast to accelerate slightly to 4 1/4 per cent in 2008–09, in contrast to an anticipated easing in national growth to 2 3/4  per cent. A significant strengthening in exports growth, combined with stronger growth in business investment, is anticipated to more than offset an easing in growth in consumer demand, facilitating some rebalancing in the composition of economic growth.

•

Growth in private consumption is forecast to ease to 4 1/2 per cent in 2008–09. A fall in dwelling investment in 2007–08 is forecast to slow growth in housing-related spending in 2008–09, while more moderate asset price growth should ease growth in wealth related spending. However, ongoing growth in wages and employment is forecast to support growth in incomes.

•

Growth in business investment is forecast to strengthen slightly to 9 1/4 per cent in 2008–09. Growth in investment in other buildings and structures is forecast to accelerate, led by mining and major commercial development projects.

CONTRIBUTIONS TO GROWTH IN QUEENSLAND’S GROSS STATE PRODUCT

Notes:	Contributions for 2007–08 represent estimated actuals while contributions for 2008–09 represent forecasts.
Source:	Queensland Treasury

TRADE SECTOR

•	Capacity expansions and a return to normal seasonal and operating conditions are forecast to see exports growth improve substantially in 2008–09, to a four-year high of 4 1/4 per cent.

•

In contrast, an easing in growth in private consumption and machinery and equipment investment is forecast to moderate growth in total imports to 6 3/4 per cent in 2008–09. As a result, net exports are forecast to detract only 1 1/4 percentage points from overall growth in 2008–09.

INFLATION

•

Inflation is forecast to ease to 3 1/2 per cent in 2008–09. This reflects a return to normal seasonal conditions, which should ease domestic food price growth, as well as an assumed stabilisation in global credit conditions, which is expected to dampen growth in the cost of financial services. However, the tight labour market, high capacity utilisation and growth in rents will limit downward pressure on inflation over the year.

EMPLOYMENT

•

Jobs growth is forecast to moderate marginally, to 2 1/2 per cent in 2008–09. While supported by non-dwelling construction and the rise in the terms of trade, jobs growth is anticipated to ease slightly, in line with forecast slower growth in consumer spending. However, jobs growth is forecast to match labour force growth, leaving the year-average unemployment rate at a generational low of 3 3/4 per cent.

2007–08 ECONOMIC HIGHLIGHTS

•	The Queensland economy is estimated to have expanded by 3 3/4 per cent in 2007–08 and exceed growth nationally for the twelfth successive year.

•	Reflecting strong growth in consumer incomes and house prices, household consumption growth is estimated to have strengthened to 5 1/4 per cent in 2007–08.

•	Limited spare capacity in the economy is estimated to have driven further growth in private and public investment, albeit at more modest rates than in recent years.

•

Jobs growth is expected to have surpassed labour force growth, reducing the State’s unemployment rate for the sixth consecutive year, to 3 3/4 per cent in 2007–08, the lowest year-average rate in 34 years.

•	Employment is estimated to have risen by 2 3/4 per cent, or 55,000 persons, in 2007–08, supported by higher levels of business and consumer spending over the year.

1988–2008 **CELEBRATING 20 YEARS**

1989

Queensland Government: Investment in Queensland Nickel Joint Venture

Prior to 1989, the Queensland Government met some of the financial obligations of the companies involved in the Yabulu Nickel Refinery and the Greenvale Nickel Mine. The Government then swapped these obligations for a 12.5 per cent share in the refinery and the mine. This shareholding was held by NRNQ Pty Ltd, in which QTC owned a 95 per cent interest. On the sale of its interest, the Government realised substantial profits as well as recovering its initial investment of almost $200 million.

Photography by Troy Rodgers, Townsville Bulletin.

30 QUEENSLAND TREASURY CORPORATION

Queensland’s fiscal environment

2008–09 BUDGETED RESULT

•

On an accrual basis, the Queensland State Budget provides for a General Government operating surplus of $809 million in 2008–09. The General Government forward estimates project continuing surpluses over the State Budget forecast horizon, consistent with the fiscal principles outlined in the Charter of Social and Fiscal Responsibility.

•	The 2007–08 Budget also provides for cash deficits in the General Government sector across the forward estimates as a result of the State’s significant planned capital expansion.

2007–08 ESTIMATED ACTUAL RESULT

•

The estimated headline operating deficit of $995 million in 2007–08 reflects the subdued performance of investment markets, which has impacted on the returns the State receives on the substantial funds set aside to meet future liabilities.

•

Investment market volatility impacts more on the Queensland Budget than it does for other states. This is due to differences in the way Queensland’s public sector superannuation arrangements are structured and the size of Queensland’s investments compared to other States. If Queensland’s superannuation arrangements were structured on the same basis as that which generally applies in other states, the General Government sector underlying operating result for 2007–08 would be a surplus of $272 million.

KEY FINANCIAL AGGREGATES (UNIFORM PRESENTATION FRAMEWORK BASIS)

	2007–08 EST. ACTUAL	2008–09 BUDGET	2009–10 PROJECTED	2010–11 PROJECTED	2011–12 PROJECTED
	AUD M	AUD M	AUD M	AUD M	AUD M
GENERAL GOVERNMENT SECTOR
Revenue	32,276	36,582	37,240	38,638	40,385
Expenses	33,271	35,772	36,700	38,422	40,120
Net operating balance	(995)	809	540	215	265
Cash surplus/(deficit)	(3,547)	(1,970)	(2,654)	(2,669)	(2,059)
Capital purchases	5,223	6,651	6,693	6,590	5,824
Net worth	123,095	128,563	132,708	136,490	140,243

1988–2008 **CELEBRATING 20 YEARS**

1997

QTC: Customer-specific training programs

In 1997, QTC developed its Central Treasury Management (CTM) training course for customers to assist them better understand the risks and issues associated with managing the treasury operations of their businesses. In April 2008, we ran our 21st CTM course, sharing with customers our insights and expertise in the areas of financial instruments and the practices involved in managing debt, investments, cashflows, and interest rate and commodity risks, all from the perspective of a corporate treasury. Over the past ten years, and following the ongoing success of the CTM course, we have developed and delivered various customer-specific training programs, including QTC's Corporate Financial Management course, and a range of forums and workshops on varying topics. In addition to providing a worthwhile learning experience, QTC's training programs provide us with valuable insight into our customers and their businesses.

Photography by Bruce Peebles, at QTC's CTM course held in April 2008.

12 | QUEENSLAND TREASURY CORPORATION

•

The Queensland Government has decided to remove investment return volatility from the General Government net operating balance through transferring certain Consolidated Fund assets held to meet long-term liabilities such as superannuation to QTC. The outcome of this will mean that in future years, like other states, there will be no difference between the underlying and headline surplus.

Balance Sheet

•

Queensland continues to maintain a strong balance sheet compared with the other states. At 30 June 2009, Queensland’s estimated net debt in the General Government sector is negative, implying a strong net asset position. Queensland’s negative net debt of $5,082 per capita compares to the average net debt of $401 per capita in the other states.

•

The State’s net financial asset position remains sound. Based on current projections, the General Government sector will continue to meet the commitment in the Government’s Charter to ensure that financial assets cover all accruing and expected future liabilities in all years through to 30 June 2012.

•

Queensland has consistently pursued sound long-term fiscal policies such as the full funding of employee superannuation entitlements. The strong balance sheet and high levels of liquidity in the General Government sector clearly demonstrate the success of these policies.

Competitive Tax Environment

•

One of the Queensland Government’s key fiscal objectives is to maintain a competitive tax environment while raising sufficient revenue to meet the infrastructure and government service delivery needs of the people of Queensland.

•

In 2008–09, state tax collections per capita in Queensland are expected to be $2,342, which compares to an estimated average state tax collection of $2,585 per capita for the other states and territories. Queensland’s per capita taxation for 2008–09 is 9.4 per cent lower than the average tax per capita of the other states and territories.

Corporate report

QTC is structured to reflect our overarching, value-delivering strategy of customer loyalty, recognising that we achieve our corporate goals through the efforts of our people and teamwork.

Our teams work in an integrated and collaborative way to implement the three core processes of our customer loyalty operating model—developing and maintaining relationships, designing and developing customer-specific solutions, and delivering tailored solutions that meet our customers’ needs.

The diagram on page 35 demonstrates that, through these core processes and supporting teams, our customer teams work directly with customers to optimise outcomes and appropriately manage risk for the benefit of their organisation and for the State.

Our people

Since its introduction in 1994, QTC’s customer loyalty model has underpinned our strategic direction and culture. The ongoing development and implementation of our customer focus across all areas of our business is paramount to the success of our people and the organisation and, moreover, the value created for customers.

In 2008, QTC decided to revisit and reinvigorate its customer loyalty operating model. Following targeted training for all employees, we identified a number of strategic insights and are now implementing a strategic review of our customer loyalty model. As part of the review, QTC is working closely with customers to identify their priorities for the future, and we will use this information to develop and deliver the best possible products and services to our customers.

Our corporate resourcing strategy and structure will underpin the success of this strategic review. While the labour market has remained competitive, QTC has maintained its establishment number for permanent employees at 170, and vacancies have generally been filled within required timeframes. Equally important has been our focus on further improving our retention rate and we have focused on a number of initiatives to further this objective, including:

•	reviewing the way performance is rewarded, and implementing changes to our reward structure to improve the employee value proposition

•	developing engagement strategies

•	promoting new positions within the organisation

•	providing access to coaching and talent management

•	providing rotational assignments or secondments

•	providing leadership training for existing and potential leaders

•	improving interviewing and selection techniques, and

•	enhancing staff development, career development and training programs.

Looking ahead, we will continue to focus on our learning and development program, and will review our performance management processes and systems to ensure they continue to support our people in the achievement of QTC’s corporate objectives.

Risk management

For some years now, QTC has managed its risks within an enterprise-wide risk management framework. The framework supports the achievement of QTC’s corporate strategies and objectives by providing assurance that QTC’s risks are being appropriately and effectively identified and managed, using a consistent and well understood approach for evaluating and reporting risks.

As part of the framework, QTC periodically identifies its key or significant risks, which are reported to the Risk Management Team and the Risk Management Committee, and risks are added or removed from time-to-time. For instance, the risks related to developing a new IT system to manage its loans to and deposits of customers, as well as other transactions, have been identified as a significant risk category for QTC and are being managed within the risk framework. The rigorous management of this project’s risks gives QTC the confidence to embrace the opportunity to undertake this significant project to obtain a system tailored to QTC’s lending and investment administration needs.

During the year, QTC reviewed the risk management framework, including a review of QTC’s highest risks and improvement of team planning processes. In addition, teams reviewed their risks and how these relate to QTC’s significant risks. Teams then developed a map of the independent assurance activities surrounding each significant risk and a map of the accountabilities for each significant risk.

QTC’s audit and compliance processes ensure that our business processes are appropriate and effective. Under our compliance program, based on Australian Standard 3806, compliance is an integral part of our operating procedures, and is the responsibility of all employees. Despite the secondment of a number of senior staff during the year, no issues of significant non-compliance were identified in internal or external audits during the year.

Operational risks associated with the processing and administration of financial markets and customer transactions (loans, investments and leases) were managed prudently during the year. QTC managed 99,836 transactions during the year, with only 46 errors attributable to our organisation. The cost of settlement, leasing and cash flow management errors was $165,916.76, compared to $31,345 for 2006–07. The dollar value of transactions increased by $36 billion to $900 billion.

Critical system availability was 99.95%, with a total downtime of 40 minutes across all critical systems.

Information management

The Onlending and Investment Administration (OLIA) project has dominated QTC’s information management resources for the year, as it is the largest and most significant internal project that QTC has ever undertaken. The significant risks of the project have been effectively managed and, where necessary, decisive action was taken to keep the management of the project and development of the system on track. We are now in the process of determining the optimal solution to implement the design phase to complete the project.

In addition to the OLIA Project, the year saw significant progress made to several strategic information initiatives:

•	A pilot business intelligence project was completed, improving data management and reporting practices associated with our customers’ debt pool position and performance reporting.

•

Customer information was centralised, with an emphasis on improving the classification of historical information to support planned initiatives and improve information accessibility through QTC’s intranet.

•	A number of significant systems upgrades were completed to ensure the currency of business systems, and to offset risk and improve organisational efficiency.

•	Additional intellectual property (eg, formulae) is now centrally controlled, ensuring the integrity of critical calculations.

•	The Citi settlements system (CitiDirect) was successfully implemented, following the appointment of Citi as QTC’s futures clearing provider.

•	The Financial Case Management system was upgraded, as was the Gold Coast City Council’s treasury management system—Capix.

Carbon Pollution Reduction

In line with the Queensland Government’s new standard for Government departments and Government-owned corporations to measure and report their greenhouse gas emissions, QTC compiled its inventory of greenhouse gas emissions for the year.

QTC’s total greenhouse gas emissions for 2007–08 was 1,559 tonnes of carbon dioxide equivalent (CO2-e). Emissions from electricity use comprised 1,156 tonnes or 74 percent of the total. The calculation of a comprehensive and accurate emissions inventory is an important first step in managing our greenhouse gas emissions and reducing energy consumption and costs. With an accurate measure of emissions, QTC has identified areas for better energy efficiency and emission reductions that will allow us to track and measure performance in subsequent years.

EMISSION SOURCE	PERCENTAGE OF TOTAL	TONNES OF CO2-e
Electricity consumption	74.2	1,156
Air travell	11.1	175
Motor vehicles
(cabs, hire cars, work cars)	1.5	23
Staff commuting	12.2	192
Air-conditioning gases	0.5	6
Waste disposal	0.5	7

TOTAL	100	1,559

In addition, QTC’s role and expertise in this area has evolved, and we are now assisting our customers to estimate and manage their greenhouse gas emissions and providing guidance and technical advice on energy efficiency and carbon trading. This is part of a service to assist our customers identify and prepare for the introduction of the Australian Carbon Pollution Reduction Scheme in 2010 and its likely impacts on their organisations.

QTC Board

The composition of our Board equips QTC with diverse corporate, financial, commercial, economic and legal skills. The Board guides our commitment to achieving high standards of corporate governance, accountability, compliance and financial and ethical behaviour, which is critical for maintaining our strong market reputation and the confidence of our customers and stakeholders.

At 30 June, there was a board vacancy due to the resignation of David Coe in February 2008.

Sir Leo Hielscher AC

BCOMM, D UNIV GRIFFITH (HON), AAUQ, AASA, FAIM, FCPA, FFTP (HON)

CHAIRMAN

APPOINTED IN 1988. TENURE TO 30 JUNE 2010.

BOARD COMMITTEES

CHAIRMAN, HUMAN RESOURCES COMMITTEE

MEMBER, RISK MANAGEMENT COMMITTEE

Sir Leo Hielscher AC has more than fifty years’ experience in the areas of Government, the banking and finance industry, domestic and global financial markets, superannuation industry and as an independent company director.

He was the Under Treasurer of Queensland for 14 years ( 1974–1988) before his appointment as Chairman of the Queensland Treasury Corporation (Advisory Board) in 1988. In 1991, the Advisory Board became the Queensland Treasury Corporation Board and Sir Leo was appointed as its inaugural Chairman. Sir Leo is also Chairman of Austsafe Ltd, the Independent Superannuation Preservation Fund, and a Director of the American Australian Association Ltd. As a company director, Sir Leo has considerable experience at board level and has been associated with a number of public and private sector boards.

Sir Leo was awarded an Eisenhower Fellowship in 1973, a Knight Bachelor in 1987, an Honorary Doctorate of Griffith University in 1993, and a Companion in the Order of Australia (AC) in the General Division in 2004. He was honoured as a ‘Queensland Great’ by the Queensland Government in 2007.

Tim Spencer

BSC (ECON) (HONS)

DEPUTY CHAIRMAN

APPOINTED IN JULY 2007. TENURE TO 30 JUNE 2011.

BOARD COMMITTEES

MEMBER, RISK MANAGEMENT COMMITTEE

MEMBER, ACCOUNTS AND AUDIT COMMITTEE

MEMBER, HUMAN RESOURCES COMMITTEE

Tim Spencer is the Deputy Under Treasurer of the Queensland Treasury Department, a position he has held since 2001. In this role, he has worked extensively with Queensland’s Government-owned corporations, various commercial and major infrastructure projects, asset sales and structure, and market reforms.

Mr Spencer has previously held other senior management and executive positions in the public sector in Queensland, South Australia and the Australian Capital Territory, where his responsibilities have spanned economic policy research and development, establishment of market arrangements and the long-term leases of electricity assets, restructuring of government- owned electricity businesses, investment and borrowing activities, and the implementation of National Competition Policy. He is also a Director of Queensland Motorways Ltd.

Gillian Brown

LLB (HONS), GRAD DIP APPLIED FINANCE AND INVESTMENT, SIA

APPOINTED IN JULY 2004. TENURE TO 30 JUNE 2011.

Board committees

CHAIRMAN, RISK MANAGEMENT COMMITTEE

Gillian Brown has more than 18 years’ experience as a specialist finance lawyer and has gained extensive corporate, financing and major project experience.

She is national Chairman of Minter Ellison Lawyers and a partner of the firm in Queensland (admitted as partner 1994), heading the finance practice. Ms Brown’s principal areas of practice include corporate finance, investment and financial services, financial markets, project and infrastructure finance, and property finance.

Ms Brown has advised government bodies on a number of project and transactional arrangements and has an indepth knowledge of the mechanics of government and its objectives. Ms Brown is also a Director of Dalrymple Bay Coal Terminal Holdings Pty Ltd, and a committee member of the Law Council of Australia.

David Coe

BA (HONS), LLB

APPOINTED IN JULY 2004. RESIGNED ON 18 FEBRUARY 2008.

BOARD COMMITTEES

MEMBER, RISK MANAGEMENT COMMITTEE

David Coe was Executive Chairman of Allco Finance Group Limited, and a former partner of law firm Mallesons Stephen Jacques where he specialised in international financing and leasing. He has a diverse blend of specialist legal, corporate and finance knowledge, and extensive experience as a company director of a number of public and private companies.

Mr Coe resigned from the Board on 18 February 2008.

Marian Micalizzi

BBUS, FCA

APPOINTED IN JULY 2000. TENURE TO 30 JUNE 2010.

BOARD COMMITTEES

MEMBER, ACCOUNTS AND AUDIT COMMITTEE

MEMBER, RISK MANAGEMENT COMMITTEE

Marian Micalizzi is a chartered accountant with more than 20 years’ experience, a company director and a consultant in both the public and private sector. Ms Micalizzi is a former partner of PricewaterhouseCoopers (until 2000) having been admitted as a partner of its predecessor firm in 1986.

Ms Micalizzi brings considerable expertise and knowledge of specialist corporate financial and advisory services, financial institutions’ regulation and prudential supervision, and valuation related assessments.

She is also a director of Queensland Investment Corporation, Opera Queensland, Australian Reinsurance Pool Corporation; a member of Corporations and Markets Advisory Committee, The Takeovers Panel, the Independent Investment Committee of Queensland Development Fund, the Queensland Government’s Public Service Commission, and the Sunsuper Audit Committee; and, a Councillor of the Australian Institute of Company Directors (Qld Div).

Bill Shields

B ECON (HONS), M EC

APPOINTED IN JULY 2004. TENURE TO 30 JUNE 2011.

BOARD COMMITTEES

CHAIRMAN, ACCOUNTS AND AUDIT COMMITTEE

MEMBER, RISK MANAGEMENT COMMITTEE

Bill Shields has considerable experience in the banking and finance industry, as well as government policy advice, specialising in economics.

His career responsibilities have included economic and financial market research in Australia and overseas, and the provision of analytical and strategic advice on the Australian financial system and monetary policy, Australia’s exchange rate arrangements, and international financial developments.

Mr Shields was previously Chief Economist and Executive Director of Macquarie Bank Limited (1987–2001), and has also held positions with the Reserve Bank of Australia (1983–1985), the International Monetary Fund (1973–75 and 1977–83), and the Commonwealth Treasury. Mr Shields is a Visiting Professor of Macquarie Graduate School of Management at Macquarie University; a Director of M-co International Limited (and Chair of their Audit and Compliance Committee); and, a Director of the Energy Market Company PTE.

Shauna Tomkins

BSC, MBA

APPOINTED IN JULY 2000. TENURE TO 30 JUNE 2010.

BOARD COMMITTEES

MEMBER, RISK MANAGEMENT COMMITTEE

MEMBER, HUMAN RESOURCES COMMITTEE

Shauna Tomkins is a principal of Promontory Financial Group Australasia and works internationally in the development and implementation of regulatory frameworks for prudential supervision and corporate regulation of deposit-taking, funds management, insurance and lending institutions.

Ms Tomkins has a thorough understanding of Australia’s financial system, risk management analysis, prudential supervision, and corporate and structured finance.

She also has a strong background in long-term policy and strategic management and planning, and has an in-depth understanding of government objectives and processes. Ms Tomkins is a member of the Advisory Committee to Queensland’s Motor Accident Insurance Commission.

Corporate governance

QTC was established by the Queensland Treasury Corporation Act 1988 (QTC Act), as a Corporation Sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder. QTC is accountable to the Treasurer of Queensland, through the Under Treasurer.

QTC has delegated its powers to the Queensland Treasury Corporation Capital Markets Board. QTC and the Board have agreed the terms and administrative arrangements that govern the exercise or performance of those powers and the reports by the Board to QTC. After year end, an additional Board is being established to be responsible for the superannuation assets that were transferred to QTC from 1 July 2008. As a result, appropriate adjustments will be made to the powers that have been delegated to the Board.

Board composition

The Board comprises seven directors who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each person’s qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Chairman is a non-executive director and the Board is entirely constituted of non-executive directors. The QTC Board has a current vacancy due to the resignation of David Coe in February 2008.

Board responsibilities

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members, and the conduct of meetings. Within this scope, the roles and functions of the Board include:

•	overseeing QTC’s operations, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

•	monitoring and measuring financial and operational performance

•	monitoring and measuring organisational and staff performance

•	monitoring key risks and risk management processes, and

•	ensuring that QTC’s compliance is appropriate for an organisation of its type.

Board committees

The Board has established three committees, each with its own terms of reference, to assist it to oversee and govern various QTC activities:

Accounts and Audit Committee, with responsibility for:

•	the adequacy and effectiveness of internal controls, including for prevention of fraud integrity of financial statements, and

•	audit effectiveness.

Risk Management Committee, with responsibility for:

•	the adequacy and implementation of QTC’s enterprise-wide risk management policy, framework and plans for the management of QTC’s significant corporate risks

•	QTC’s organisation-wide risk profile and exposure to significant risks, and

•	the adequacy of risk management policies in relation to QTC’s significant risks.

Human Resources Committee, with responsibility for:

•	the appropriateness of any new or amended human resources policy

•	the framework for, and review of, employee remuneration and performance, and

•	employment terms and conditions.

Attendance at Board meetings

The following table details the Board Directors’ attendance at Board and committee meetings during the year:

	BOARD MEETINGS	RISK MANAGEMENT COMMITTEE	ACCOUNTS AND AUDIT COMMITTEE	HUMAN RESOURCES COMMITTEE
MEETINGS HELD	11	6	5	3

Sir Leo Hielscher	11	6	—	3
Tim Spencer	11	6	5	3
Gillian Brown	9	5	—	—
David Coe*	3	1	—	—
Marian Micalizzi	10	6	5	—
Bill Shields	11	6	5	—
Shauna Tomkins	10	6	—	3

*	David Coe resigned 18/2/08

Commitment to corporate governance

The QTC Board and organisational management team endorse and are committed to achieving high standards of corporate governance, accountability, compliance and ethical behaviour. The Board guides this commitment, which is critical for maintaining QTC’s strong market reputation, as well as the ability to achieve success as Queensland’s corporate treasury services provider. QTC has benchmarked its corporate governance practices, so far as they are relevant and appropriate to QTC, against the Australian Stock Exchange’s Corporate Governance Principles and Recommendations (which are not mandatory for QTC), and the Australian Standard 8000/2003–Good Governance Principles. QTC’s corporate governance practices are continually reviewed and updated, as part of a rolling system of appraisal, to reflect industry guidelines and standards. QTC also maintains a commitment to a continuous disclosure regime with its key stakeholders, a code of conduct that applies to all staff and includes procedures about disclosing conflicts of interest and a compliance program that drives a compliance culture consistent with QTC’s approved mandate and legal and ethical obligations.

Auditors

In accordance with the provisions of the Financial Administration and Audit Act 1977, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations. KPMG is QTC’s current internal auditor.

Ethical standards

QTC’s corporate governance policies and practices ensure that QTC acts ethically, within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and management of QTC’s business and affairs. QTC is committed to observing high standards of integrity and fair dealing in the conduct of its business and to acting with due care, diligence and skill. QTC’s compliance policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, relevant government policies, and QTC’s own policies and procedures.

Further information

The information in this Annual Report is only a summary of QTC’s corporate governance practices. More detailed compliance disclosures are contained in Appendix C of this report, and more comprehensive information is available on QTC’s website at www.qtc.com.au.

LG Infrastructure Services

Launched on 31 August 2005, LG Infrastructure Services—a joint initiative of Queensland Treasury Corporation and the Local Government Association of Queensland—provides Queensland's local governments with a range of services for their infrastructure projects.

In 2007–08, LG Infrastructure Services continued to exceed expectations, working with local governments across the State to develop a range of solutions for the delivery of their infrastructure requirements.

Since inception, it has provided advice and services to the State and more than 60 Queensland local governments, developing strategies that have provided significant savings on the procurement of assets and services. This year, LG Infrastructure Services will return a dividend to its shareholders and begin to repay the Treasury grant provided for its establishment.

In the year under review, LG Infrastructure Services implemented a new operating model, with core business streams in the areas of water, waste, roads, commercial advisory and remote community support. An additional business stream was also added to offer environmental and planning services to local governments, including carbon accounting and emissions trading advice.

Highlights

LG Infrastructure Services has been assisting four local governments in Central Queensland to create the largest geographical waste collection and recycling contract in the State. The scale of the contract prompted the involvement of the ACCC and, after demonstrating the value proposition of the project, LG Infrastructure Services successfully obtained the interim authorisation to proceed to tender.

LG Infrastructure Services completed a water study to identify current and future water demands for one of Queensland's fastest developing areas. Involving more than 40 small communities across seven regional councils, the study identified the optimal solutions to secure the region's future water needs, including a $50 million infrastructure program and a regional project office delivery model.

In partnership with SunWater, LG Infrastructure Services audited more than 100 water treatment plants in Queensland, as part of the Government's preparation for the State-wide fluoridation program. This program aims to add fluoride to the water for 95% of the State's population by 2012. In preparation for the implementation phase, LG Infrastructure Services has entered into an alliance agreement with SunWater to bid for the delivery of the fluoridation program for local governments and communities outside of south-east Queensland.

State Government projects

LG Infrastructure Services has continued to provide project delivery solutions for the State Government and has been recognised for its proven track record in achieving targets.

In 2007–08, the Home WaterWise project successfully outperformed its targets, retrofitting and installing water efficiency devices in more than 200,000 homes—the largest program of its type ever undertaken in Australia.

On 16 June 2008, and following the success of the Home WaterWise project, LG Infrastructure Services was appointed by the State Government to manage the delivery of the $60 million ClimateSmart Home Service, an energy efficiency retrofitting service for 260,000 Queensland homes. This project aims to reduce annual carbon emissions by over six million tonnes by assisting Queensland households to achieve positive long-term behavioural changes in their use of energy.

Looking forward

LG Infrastructure Services will continue to provide Queensland local governments with a range of innovative services that add value to their businesses and communities.

With the emergence of emissions reporting responsibilities and trading opportunities over the next two years, LG Infrastructure Services is preparing to assist local governments in managing the regulatory and financial implications of climate change, which include:

- accounting for and understanding the carbon dependency of their business
- effectively and efficiently mitigating carbon exposures, and
- translating abatement opportunities into tangible business assets.

LG Infrastructure Services, in conjunction with QTC, has been developing a range of carbon accounting services for local governments.

As local governments look for opportunities for regional collaboration in the delivery of core services, LG Infrastructure Services will continue to set the benchmark for innovative regional collaboration projects, and leverage its knowledge and experience to provide more efficient infrastructure solutions.

40 QUEENSLAND TREASURY CORPORATION

LG Infrastructure Services: Waste management services

LG Infrastructure Services offers a range of waste management services aimed at maximising the efficiencies and reducing the costs of a local government's waste management network. These services include advising on and managing projects relating to waste collection and disposal, waste transfer and recycling facilities and bulk waste transport.

Recently, LG Infrastructure Services has been involved in assisting four local governments in Central Queensland to create the largest geographical waste collection and recycling contract in the State.

Over the next 12 months, LG Infrastructure Services will continue to work with local governments as part of a range of regional waste management initiatives, including the development of regional landfill and regional waste management strategies.

Image of Materials Recovery Facility. Eastern Region Waste Management Division, Petrie. Photography by Bruce Peebles.

888
SCANIA
CLEAN AIR
a breath of
fresh air

Brisbane City Council: Bus leasing

QTC provided an alternative funding solution to Brisbane City Council to assist in the planning for public transport in the Brisbane metropolitan region. QTC purchased 116 buses from Council and established a leasing plan in line with its strategic priorities. The new bus fleet is assisting to ease traffic congestion in Brisbane and deliver on the State's and Brisbane City Council's commitment to build a responsive and accessible public transport system.

Image supplied by Brisbane City Council.

42

QUEENSLAND
TREASURY
CORPORATION

Financial Statements

For the year ended 30 June 2008

CONTENTS

Income Statement	59
Balance Sheet	60
Statement of Changes in Equity	61
Cash Flow Statement	62
Notes to and Forming Part of the Financial Statements	63
Certificate of the Queensland Treasury Corporation	99
Independent Auditor's Report	100

2007–2008 ANNUAL REPORT 57

Income Statement

For the year ended 30 June 2008

	NOTE	2008	2007
		$000	$000
Income
REVENUE
Interest income	3	2,468,362	1,513,438
Fees—management	4	31,504	24,820
—professional		402	252
—other		444	402
Amortisation of cross border lease deferred income		8,597	8,709
Operating lease revenue		7,070	6,699
Other revenue		—	7

Gains

Gain on sale of property, plant and equipment		—	14

TOTAL INCOME		2,516,379	1,554,341

EXPENSES
Interest expense	3	2,548,225	1,461,764
Administration expenses	5	33,398	32,958
Provisions—cooperative housing societies	10	33	25
Loss on sale of property, plant and equipment		1	—

TOTAL EXPENSES		2,581,657	1,494,747

Share of profit/(loss) from investments accounted for using the equity method	30	254	(5)

OPERATING (LOSS)/SURPLUS BEFORE PAYMENT IN LIEU OF INCOME TAX		(65,024)	59,589

Payment in lieu of income tax	6	15,681	13,740

OPERATING (LOSS)/SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX		(80,705)	45,849

The accompanying notes form part of these financial statements.

Balance Sheet

As at 30 June 2008

	NOTE	2008	2007
		$000	$000
Assets
Cash assets		1,372	99
Receivables	7	7,486	2,493
Prepayments		234	376
Financial assets at fair value through profit or loss	8	16,694,123	16,200,405
Derivative financial assets	9	224 414	112 851
Onlendings	10	32,911,506	24,268,854
Property, plant and equipment	11	71,661	25,485
Investments accounted for using the equity method	30	434	180
Intangible assets	12	2 839	491
Deferred income tax assets	6	1 367	1 084

TOTAL ASSETS		49,915,436	40,612,318

Liabilities
Payables	13	152,838	180,578
Tax liabilities	6	15,964	13,485
Derivative financial liabilities	14	473,968	271,954
Financial liabilities at fair value through profit or loss	15	48,980,022	39,772,952

TOTAL LIABILITIES		49,622,792	40,238,969

NET ASSETS		292,644	373,349

Equity
Reserves	16	126,582	83,711
Retained surplus		166,062	289,638

TOTAL EQUITY		292,644	373,349

The accompanying notes form part of these financial statements.

Statement of Changes in Equity

For the year ended 30 June 2008

	NOTE	GENERAL RESERVE	CREDIT RISK RESERVE	BASIS RISK RESERVE	RETAINED SURPLUS	TOTAL EQUITY
		$000	$000	$000	$000	$000
Balance at 1 July 2006		39,082	21,321	14,000	253,097	327,500
Operating surplus from continuing operations		—	—	—	45,849	45,849
Transfer from/(to) retained surplus	16	—	6,808	2,500	(9,308)	—

BALANCE AT 30 JUNE 2007		39,082	28,129	16,500	289,638	373,349

Balance at 1 July 2007		39,082	28,129	16,500	289,638	373,349
Operating surplus from continuing operations		—	—	—	(80,705)	(80,705)
Transfer from/(to) retained surplus	16	—	5,871	37,000	(42,871)	—

BALANCE AT 30 JUNE 2008		39,082	34,000	53,500	166,062	292,644

The accompanying notes form part of these financial statements.

Cash Flow Statement

For the year ended 30 June 2008

	NOTE	2008	2007
		$000	$000
Cash Flows from Operating Activities
Interest received from onlendings		1,526,337	821,797
Interest received from investments		1,120,794	929,686
Interest received from operating leases		7,069	6,913
Fees received—management		31,384	24,892
Fees received—professional		450	29
Fees received—other		349	386
Payments for Cross Border Lease arrangements		—	(515)
GST paid to suppliers		(5,723)	(2,838)
GST refunds from ATO		1,391	2,706
GST paid to ATO		(4,503)	(1,583)
GST received from customers		2,432	3,878
Interest paid on interest-bearing liabilities		(2,652,076)	(1,895,786)
Interest paid on deposits		(468,882)	(317,171)
Administration expenses paid		(26,000)	(23,459)
Payment in lieu of income tax		(13,485)	(13,163)

NET CASH USED IN OPERATING ACTIVITIES	17	(480,463)	(464,228)

Cash Flows from Investing Activities
Proceeds from sale of investments		61,356,059	70,634,600
Payments for investments		(62,010,897)	(73,398,550)
Net onlendings		(8,679,356)	(4,490,472)
Payments for property, plant and equipment		(51,896)	(1,049)
Payments for intangibles		(2,601)	(392)
Proceeds from sale of property, plant and equipment		—	681

NET CASH USED IN INVESTING ACTIVITIES		(9,388,691)	(7,255,182)

Cash Flows from Financing Activities
Proceeds from interest-bearing liabilities		35,956,790	17,193,811
Repayment of interest-bearing liabilities		(26,663,683)	(11,497,590)
Net deposits		577,320	2,023,164

NET CASH PROVIDED BY FINANCING ACTIVITIES		9,870,427	7,719,385

NET INCREASE/(DECREASE) IN CASH HELD		1,273	(25)
Cash at 1 July		99	124

CASH AT 30 JUNE		1,372	99

The accompanying notes form part of these financial statements.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

1. General Information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector customers. These services are undertaken on a cost recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its customers being Queensland public sector entities.

The majority of QTC’s profits are generated as a result of interest earned from the investment of QTC’s equity.

QTC ensures that in undertaking its activities it has adequate capital to manage its risks.

2. Summary of Significant Accounting Policies

(A) BASIS OF PREPARATION

These general purpose financial statements for the year ended 30 June 2008 have been prepared in accordance with the requirements of the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1997 and Australian Accounting Standards (including Australian Interpretations) adopted by the Australian Accounting Standards Board.

The financial report complies with Australian Accounting Standards and International Financial Reporting Standards (IFRS). QTC is designated as a not-for-profit entity, however, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it was a for-profit entity.

EARLY ADOPTION OF STANDARDS

Certain new accounting standards and interpretations have been published that are not mandatory for the 30 June 2008 reporting period. QTC’s assessment on the impact of these new standards is set out below:

•

Revised AASB 101 Presentation of Financial Statements introduces a financial statement, the “statement of comprehensive income”. The revised standard will not affect any of the amounts recognised in the financial statements. QTC intends to apply the revised standard from 1 July 2009.

•

AASB 8 Operating Segments and AASB 2007-3 Amendments to Australian Accounting Standards arising from AASB 8. AASB 8 will result in a management approach to reporting on segment performance. The revised standard will not affect any of the amounts recognised in the financial statements but will add additional disclosure to reflect our key segments. QTC intends to early adopt this standard from 1 July 2008.

HISTORICAL COST CONVENTION

The financial statements have been prepared using the historical cost convention and do not take into account changing money values or current valuations of non current assets unless otherwise indicated.

FUNCTIONAL AND PRESENTATION CURRENCY

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

CLASSIFICATION OF ASSETS AND LIABILITIES

Assets and liabilities are disclosed by nature and in an order that generally reflects their relative liquidity.

(B) INVESTMENT IN JOINT VENTURE ENTITY

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the Income Statement, and the share of movement in equity is recognised in the Balance Sheet. Investments in joint venture entities are carried at the equity accounted amount.

(C) INVESTMENTS IN OTHER COMPANIES

Investments in other companies are accounted for at cost (refer note 31). The principal activity of Queensland Treasury Holdings Pty Ltd (QTH) is to act as a corporate vehicle through which the Queensland Government invests in assets of strategic importance to the State.

Queensland Treasury holds a 60% beneficial interest in QTH. The remaining 40% is held by QTC for and on behalf of the Under Treasurer as Corporation Sole of QTC.

QTC does not have significant influence over the financial and operating policies of QTH and therefore does not apply the equity method of accounting to the investment.

(D) FOREIGN CURRENCY

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the Income Statement.

(E) CASH

Cash assets include only those funds held at bank and do not include money market deposits.

(F) FINANCIAL ASSETS AND FINANCIAL LIABILITIES

RECOGNITION AND DERECOGNITION

Financial assets and financial liabilities are recognised in the Balance Sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

MEASUREMENT

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or other recognised valuation techniques.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid market rates as a basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

CLASSIFICATION

Financial instruments on initial recognition are classified into the following categories:

•	Receivables

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at fair value through profit or loss.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

ONLENDINGS

Onlendings, with the exception of loans to cooperative housing societies, are included in the Balance Sheet at their redemption value which is the market value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment (refer note 2 (r)).

DERIVATIVE FINANCIAL INSTRUMENTS

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets at fair value through profit or loss consist of all other investments including money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the Income Statement.

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the Income Statement.

INTEREST-BEARING LIABILITIES

Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

DEPOSITS

Deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date.

Securities which are sold under agreements to repurchase at an agreed price remain as an investment while the obligation to repurchase is disclosed as a deposit.

(G) SETTLEMENT DATE ACCOUNTING

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. QTC accounts for any change in the fair value of the asset to be received during the period between the trade date and settlement date in the same way as it accounts for the acquired asset.

(H) LEASE ARRANGEMENTS

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases (refer note 21). Operating leases, in which QTC is the lessee, are expensed on a straight line basis over the term of the lease.

(I) INTEREST INCOME AND INTEREST EXPENSE

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled basis. Interest costs are allocated to customers based on the daily movement in the market value of the pool.

(J) FEE INCOME

Management and professional fee income represents income earned from the management of QTC’s onlendings and deposits and is recognised on an accrual basis when the service has been provided. Asset and liability management fee income integral to the yield of an originated financial instrument is recognised proportionately over the period the product is provided.

(K) PROFITS/LOSSES

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of Consolidated Fund and all losses shall be the responsibility of Consolidated Fund.

(L) CROSS BORDER LEASES—INCOME RECOGNITION

The portion of the cross border lease income received which is regarded as an advisory fee for the transaction is recognised on receipt. The balance of income received is deferred and amortised over the term of each lease.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

(M) LEASE INCOME

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(N) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are included at cost from the date of acquisition. Items of property, plant and equipment with a cost or other value equal to or in excess of the following thresholds are recognised for financial reporting purposes in the year of acquisition:

ASSET CLASS	THRESHOLD
Information technology equipment	$5,000
Furniture, fittings and office equipment	$5,000
Plant and machinery	$5,000

Items with a lesser value are expensed in the year of acquisition.

Depreciation is calculated on a straight line basis over the estimated useful life of the assets.

Depreciation rates for each class of asset are as follows:

ASSET CLASS	DEPRECIATION RATE
Information technology equipment	6-40%
Furniture, fittings and office equipment	8-33%
Plant and machinery	10-30%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

DERECOGNITION

An item of property, plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Income Statement in the year the asset is derecognised.

IMPAIRMENT

The carrying amounts of QTC’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An assessment of impairment has been made and no adjustment was required.

(O) INTANGIBLE ASSETS

SOFTWARE

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives between two to five years.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

Costs associated with the development of computer software for projects exceeding a threshold of $100,000 are recognised as intangible assets if the product is technically and commercially feasible and it is likely to generate future economic benefits exceeding costs beyond one year. The expenditure capitalised comprises all directly attributable costs including some labour costs. All other costs associated with the development of software are expensed as incurred.

Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit, which is usually five years.

(P) PAYMENT IN LIEU OF INCOME TAX

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC.

In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of customers’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence, are exempt from Commonwealth tax under section 24AM of this Act.

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income tax liabilities are recognised for all taxable temporary differences arising from prepayments of expenditure of QTC. Deferred income tax assets are recognised for deductible temporary differences arising from accruals of expenditure, employee benefits and depreciation charged on property, plant and equipment.

Deferred tax assets are recognised where it is probable that future taxable income will be available against which the temporary differences can be utilised.

(Q) EMPLOYEE BENEFITS

WAGES, SALARIES, ANNUAL LEAVE, LONG SERVICE LEAVE AND SICK LEAVE

Wages, salaries, annual and long service leave due but unpaid at reporting date are recognised in other creditors at the remuneration rates expected to apply at the time of settlement and include related on-costs such as payroll tax, worker’s compensation premiums and employer superannuation contributions.

For unpaid entitlements expected to be paid within 12 months, the liabilities are recognised at their undiscounted values. For those entitlements not expected to be paid within 12 months, the liabilities are recognised at their present value, calculated using Commonwealth Government bond yields of similar maturity.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

Prior history indicates that on average, sick leave taken each reporting period is less than the entitlement accrued. This is expected to continue in future periods. Accordingly, it is unlikely that existing accumulated entitlements will be used by employees and no liability for unused sick leave entitlements is recognised.

As sick leave is non-vesting, an expense is recognised for this leave as it is taken.

RETIREMENT BENEFITS

Contributions made by QTC to employee contributory superannuation funds (to provide benefits for employees and their dependants on retirement, disability or death) are charged to the Income Statement. QTC is not responsible for any shortfalls.

(R) PROVISIONS FOR IMPAIRED LOANS

Over the period 1996 to 2000, QTC, at the direction of the Queensland Government, acquired loans provided by financial institutions to a number of cooperative housing societies at a cost equivalent to book value. At the time of acquisition, there were a number of non performing loans. Specific provisions have been made where full recovery of principal and interest is considered doubtful based on the net realisable value of the underlying security. Such loans are treated as impaired assets and categorised as non-accrual loans as set out and explained in note 10.

(S) ROUNDING

Amounts have been rounded to the nearest thousand dollars except for note 25 which is rounded to the nearest million dollars and notes 27, 28 and 29 which are in whole dollars.

(T) COMPARATIVE FIGURES

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(U) JUDGMENTS AND ASSUMPTIONS

QTC has made no judgements or assumptions which may cause a material adjustment to the carrying amounts of assets and liabilities within the next reporting period.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

3. Interest Income and Interest Expense

	FOR THE YEAR ENDED 30 JUNE 2008
	INTEREST	NET UNREALISED GAIN/LOSS	NET REALISED GAIN/LOSS	TOTAL INTEREST
	$000	$000	$000	$000
INTEREST INCOME

AUSTRALIA
Money market deposits	43,670	3	—	43,673
Discount securities	608,905	803	78	609,786
Commonwealth and semi-government securities	208,237	(17,850)	(54,220)	136,167
Floating rate notes	266,161	(80,835)	10	185,336
Other investments	47,666	(9,140)	—	38,526
Forward rate agreements	—	(26,440)	—	(26,440)
Onlendings*	1,515,421	(25,755)	—	1,489,666

OVERSEAS
Credit default swaps	945	(9,299)	2	(8,352)

	2,691,005	(168,513)	(54,130)	2,468,362

INTEREST EXPENSE

AUSTRALIA
Deposits	471,077	(63)	—	471,014
Treasury notes	120,210	88	—	120,298
Bonds	1,303,820	134,484	(374,528)	1,063,776
Credit foncier loans	111	(31)	—	80
Interest rate swaps	88,230	69,936	—	158,166
Futures	—	(6,025)	24,961	18,936

OVERSEAS
Commercial paper	44,311	(98,152)	—	(53,841)
Bonds	775,127	(46,351)	(114,576)	614,200
Medium term notes	25,869	2,578	(367)	28,080
Cross currency swaps	16,979	(19,795)	—	(2,816)
Forward exchange contracts	(7)	3,465	123,062	126,520

OTHER
Registration and issue costs	2,343	—	—	2,343
Commissions on futures	1,469	—	—	1,469

	2,849,539	40,134	(341,448)	2,548,225

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflects the amount charged to customers. In periods of rising interest rates, the market value of the funding pool will fall leading to lower interest income from onlendings. Although interest rates rose during the year ended 30 June 2008, this was offset by a similar rise in interest rates during 2006-07. The main factor which led to higher interest income in 2007-08 was the large increase in client onlending balances over the period.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

	FOR THE YEAR ENDED 30 JUNE 2007
	INTEREST	NET UNREALISED GAIN/LOSS	NET REALISED GAIN/LOSS	TOTAL INTEREST
	$000	$000	$000	$000
INTEREST INCOME

AUSTRALIA
Money market deposits	59,230	8	—	59,238
Discount securities	487,748	397	(135)	488,010
Commonwealth and semi-government securities	117,767	(16,810)	(50,225)	50,732
Floating rate notes	175,709	189	1,110	177,008
Other investments	59,031	(4,980)	(91)	53,960
Forward rate agreements	—	(84,698)	—	(84,698)
Onlendings	821,624	(53,000)	—	768,624

OVERSEAS
Credit default swaps	772	(201)	(7)	564

	1,721,881	(159,095)	(49,348)	1,513,438

INTEREST EXPENSE

AUSTRALIA
Deposits	316,578	302	—	316,880
Treasury notes	28,166	41	—	28,207
Bonds	977,446	(317,257)	(114,790)	545,399
Credit foncier loans	229	(776)	—	(547)
Interest rate swaps	55,557	77,170	—	132,727
Forward rate agreements	—	(449)	783	334
Futures	—	(1,089)	20,246	19,157

OVERSEAS
Commercial paper	17,020	(36,993)	(147)	(20,120)
Bonds	663,886	(145,957)	(138,886)	379,043
Medium term notes	15,923	553	(495)	15,981
Forward exchange contracts	12	7,206	33,607	40,825

OTHER
Registration and issue costs	2,194	—	—	2,194
Commissions on futures	1,684	—	—	1,684

	2,078,695	(417,249)	(199,682)	1,461,764

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

4. Management Fees

Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $11.717 million (2007 $8.060 million), derived from interest rate margins on certain managed funds and pools, has been included under interest income.

5. Administration Expenses

	2008	2007
	$000	$000
Salaries and related costs	13,820	14,567
Superannuation contributions	1,930	1,711
Consultants’ fees (i)	3,390	3,423
Outsourced services (ii)	1,317	1,135
Depreciation on property, plant and equipment	5,718	6,156
Amortisation on intangibles	253	211
Computer and maintenance charges	1,331	1,345
Property charges	1,593	1,321
External audit fees	329	295
Internal audit fees	459	366
Staff training and development	343	261
Investor and market relations program	756	439
Telephone, postage, printing and stationery	504	411
Other administration expenses	1,655	1,317

	33,398	32,958

(i) CONSULTANTS’ FEES
Legal costs professional/technical	821	1,073
Information technology	606	93
Contractors/secondments	1,260	1,459
Finance/accounting	302	473
Human resource management	139	61
Communications	72	108
Other	190	156

	3,390	3,423

(ii) OUTSOURCED SERVICES
Information services	537	533
Registry charges	222	123
Economic services	99	126
Domestic and international clearing charges	242	219
Bank charges	176	84
Other	41	50

	1,317	1,135

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

6. Payment in Lieu of Income Tax

	2008	2007
	$000	$000
INCOME TAX EXPENSE
Current tax	15,942	13,485
Deferred tax	(261)	255

	15,681	13,740

Deferred income tax (revenue)/expense included in income tax expense comprises:
(Increase)/decrease in deferred tax assets	(283)	602
Increase/(decrease) in deferred tax liabilities	22	(347)

	(261)	255

NUMERICAL RECONCILIATION OF INCOME TAX EXPENSE TO PRIMA FACIE TAX PAYABLE
Operating (loss)/surplus from continuing operations before income tax expense	(65,024)	59,589

Add back
Operating loss/(surplus) from non taxable pools	117,436	(13,834)

Operating profit from taxable pools	52,412	45,755

Tax at the Australian tax rate of 30% on taxable pools	15,723	13,727

Tax effect of amounts which are not (taxable)/deductible in calculating taxable income:
Share of net profit of jointly controlled entities	(76)	2
Other	34	11

INCOME TAX EXPENSE	15,681	13,740

Deferred income tax at 30 June relates to the following:

DEFERRED TAX ASSETS
Accruals	239	48
Employee benefits	1,128	1,036

	1,367	1,084

DEFERRED TAX LIABILITY
Property, plant and equipment	22	—

	22	—

Current tax liability	15,942	13,485
Deferred tax liability	22	—

TAX LIABILITIES	15,964	13,485

7 . Receivables

	2008	2007
	$000	$000
GST receivable	4,288	—
Operating leases	1,216	1,216
Sundry debtors	1,982	1,277

	7,486	2,493

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

8. Financial Assets at Fair Value through Profit or Loss

	2008	2007
	$000	$000
AUSTRALIA
Money market deposits	841,179	749,202
Discount securities	7,576,312	9,136,761
Commonwealth and semi-government securities(1)	3,842,084	2,429,777
Floating rate notes	3,872,355	2,980,401
Other investments	562,193	904,264

	16,694,123	16,200,405

The total includes investments made to manage:

•	deposits of $8 251.872 million (2007 $7 698.426 million)

•	surpluses and reserves of $292.644 million (2007 $373.349 million)

•	cross border lease deferred income of cross $118.328 million (2007 $126.925 million)

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements.

Note:

(1)	QTC maintains holdings of its own stocks. These holdings have been excluded from Financial Assets and Financial Liabilities at Fair Value through Profit or Loss (refer note 15).

9. Derivative Financial Assets

	2008	2007
	$000	$000
AUSTRALIA
Interest rate swaps	63,435	82,697
Forward rate agreements	160,556	28,200

OVERSEAS
Forward exchange contracts	423	1,088
Credit default swaps	—	866

	224,414	112,851

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

10. Onlendings

		2008	2007
		$000	$000
Government departments and agencies		6,163,949	2,994,540
Government owned corporations		16,970,788	15,143,495
Local government		3,038,545	2,932,106
QTC related entities(1)		294,130	333,012
Statutory bodies		793,672	828,340
Tollway companies		1,799,454	1,249,534
Queensland water entities		3,836,291	770,117
Other bodies		11,408	12,914
Cooperative housing society loans		3,457	4,951
Provisions for impaired loans	(i)	(188)	(155)

		32,911,506	24,268,854

Note:

(1)	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 15 and note 31). The onlending is offset by a deposit of $294 million ( 2007 $333 million) held by QTC on behalf of the lessee of the terminal (refer note 15).

(i) ASSET QUALITY

	2008	2007
	$000	$000
MOVEMENT IN PROVISIONS FOR IMPAIRED LOANS
Balance at 1 July	155	130
Charge against profit	33	25

BALANCE AT 30 JUNE	188	155

Impaired assets consist of non-accrual loans and restructured loans in respect of cooperative housing societies.

Non-accrual loans are loans for which there is reasonable doubt about the recovery of principal and interest and therefore provisions for impairment are recognised. Restructured loans consist of loans where the original contractual terms have been modified as a concession to the borrowers and revised terms are not comparable with those for new loans of similar risk. There were no restructured loans at 30 June 2008.

Past due loans are loans where principal and or interest are in arrears but full recovery of principal and interest is expected.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

The following table provides an analysis of QTC’s impaired assets.

	2008	2007
	$000	$000
NON-ACCRUAL LOANS
With specific provisions	463	520
Less specific provisions for impaired loans	188	155

NET NON-ACCRUAL LOANS	275	365

PAST DUE LOANS
Not more than one month	1,040	1,080
More than one month and not more than three months	536	628
More than three months and not more than six months	737	1,009

TOTAL PAST DUE LOANS	2,313	2,717

11. Property, Plant and Equipment

	2008	2007
	$000	$000
Gross property, plant and equipment	97,860	46,482
Less accumulated depreciation	26,199	20,997

NET PROPERTY, PLANT AND EQUIPMENT	71,661	25,485

REPRESENTED BY:
Information technology equipment	3,204	3,559
Less accumulated depreciation	2,690	2,800

	514	759

Furniture, fittings and office equipment	27,900	27,705
Less accumulated depreciation	17,354	13,970

	10,546	13,735

Plant and machinery(1)	66,756	15,218
Less accumulated depreciation	6,155	4,227

	60,601	10,991

	71,661	25,485

Note:

(1)	Plant and machinery consists mainly of buses and yellow goods which QTC leases to public sector entities under a whole of government lease facility.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	INFORMATION TECHNOLOGY EQUIPMENT	FURNITURE, FITTINGS AND OFFICE EQUIPMENT	PLANT AND MACHINERY	TOTAL
	$000	$000	$000	$000
Carrying amount at 1 July 2006	1,689	18,010	11,560	31,259
Acquisitions	180	120	749	1,049
Disposals	(372)	(295)	—	(667)
Depreciation	(738)	(4,100)	(1,318)	(6,156)

CARRYING AMOUNT AT 30 JUNE 2007	759	13,735	10,991	25,485

Carrying amount at 1 July 2007	759	13,735	10,991	25,485
Acquisitions	14	344	51,538	51,896
Disposals	—	(2)	—	(2)
Depreciation	(259)	(3,531)	(1,928)	(5,718)

CARRYING AMOUNT AT 30 JUNE 2008	514	10,546	60,601	71,661

12. Intangible Assets

	2008	2007
	$000	$000
Software, at cost	5,169	2,683
Less accumulated amortisation	2,330	2,192

NET INTANGIBLE ASSETS	2,839	491

Carrying amount at 1 July	491	310
Acquisitions(1)	2,601	392
Amortisation	(253)	(211)

CARRYING AMOUNT AT 30 JUNE	2,839	491

Note:

(1)	Includes 2.496 million of internally developed software not yet commissioned.

13. Payables

	2008	2007
	$000	$000
Cross border lease deferred income	118,328	126,925
Whole of Government Debt Pool net position	22,855	41,703
Administration expenses	6,662	5,401
Employee benefits	3,760	3,455
Unearned revenue	917	711
Other creditors	316	269
GST payable	—	2,114

	152,838	180,578

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

14. Derivative Financial Liabilities

	2008	2007
	$000	$000
AUSTRALIA
Interest rate swaps	229,432	154,861
Forward rate agreements	209,734	105,699

OVERSEAS
Foreign exchange swaps	13,695	10,895
Credit default swaps	8,932	499
Cross currency swaps	12,175	—

	473,968	271,954

15. Financial Liabilities at Fair Value through Profit or Loss

	2008	2007
	$000	$000
Deposits
Government owned corporations	1,232,256	2,541,681
Local governments	1,766,211	1,502,845
Statutory bodies	3,343,142	2,409,191
Government departments and agencies	134,286	102,977
Tollway companies	157,812	31,511
Queensland water entities	140,238	104,296
QTC related entities	47,081	53,152
Other depositors(1)	383,897	420,300

	7,204,923	7,165,953
Stock lending	—	279,241
Repurchase agreements	1,046,949	253,232

TOTAL DEPOSITS	8,251,872	7,698,426

Note:

(1)	Includes a security deposit of $294 million (2007 $333 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

INTEREST-BEARING LIABILITIES

AUSTRALIA
Treasury notes	998,023	374,782
Bonds	24,865,403	19,777,369
Credit foncier loans	1,480	1,908

	25,864,906	20,154,059

OVERSEAS
Commercial paper(1)	446,599	219,400
Bonds(2)	14,003,465	11,533,429
Medium term notes(3)	413,180	167,638

	14,863,244	11,920,467

TOTAL INTEREST-BEARING LIABILITIES	40,728,150	32,074,526

TOTAL FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	48,980,022	39,772,952

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

Notes:

(1)	Includes $214.0 million (2007 $7.665 million) of commercial paper borrowed in the Euro Australian dollar commercial paper markets.
(2)	Consists of global bonds which are borrowed in the United States domestic and Euro bond markets in Australian dollars.
(3)	Consists of borrowings in the Euro medium term note markets in Australian dollars.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 18 (a)(i).

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table.

	2008
	FAIR VALUE	REPAYMENT AT MATURITY	DIFFERENCE
	$000	$000	$000
INTEREST-BEARING LIABILITIES

AUSTRALIA
Treasury notes	998,023	1,000,000	(1,977)
Bonds	24,865,403	25,563,613	(698,210)
Credit foncier loans	1,480	1,362	118

	25,864,906	26,564,975	(700,069)

OVERSEAS
Commercial paper	446,599	452,147	(5,548)
Bonds	14,003,465	14,380,162	(376,697)
Medium-term notes	413,180	398,898	14,282

	14,863,244	15,231,207	(367,963)

	40,728,150	41,796,182	(1,068,032)

	2007
	FAIR VALUE	REPAYMENT AT MATURITY	DIFFERENCE
	$000	$000	$000
INTEREST-BEARING LIABILITIES

AUSTRALIA
Treasury notes	374,782	380,000	(5,218)
Bonds	19,777,369	20,072,804	(295,435)
Credit foncier Loans	1,908	1,738	170

	20,154,059	20,454,542	(300,483)

OVERSEAS
Commercial paper	219,400	222,267	(2,867)
Bonds	11,533,429	11,659,063	(125,634)
Medium-term notes	167,638	158,900	8,738

	11,920,467	12,040,230	(119,763)

	32,074,526	32,494,772	(420,246)

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

16. Reserves

	2008	2007
	$000	$000
GENERAL RESERVE
Balance at 1 July	39,082	39,082

BALANCE AT 30 JUNE	39,082	39,082

CREDIT RISK RESERVE(1)
Balance at 1 July	28,129	21,321
Transfer from retained surplus	5,871	6,808

BALANCE AT 30 JUNE	34,000	28,129

Basis Risk RESERVE(2)
Balance at 1 July	16,500	14,000
Transfer from retained surplus	37,000	2,500
BALANCE AT 30 JUNE	53,500	16,500

TOTAL	126,582	83,711

Notes:

(1)	To reduce the impact of a credit failure on it retained earnings, funds are set aside to a Credit Risk Reserve. The Reserve will be utilised if a credit default by a counterparty results in a shortfall in the balance of investments.
(2)	The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed in excess of its loans to customers. The excess borrowings are needed to enable QTC to manage its customer debt portfolios and liquidity, and are hedged through the purchase of highly liquid assets. Gains/losses may occur due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk has been measured using the value at risk methodology. QTC is confident, at the 99% level, that the reserve of $53.500 million is adequate to cover the accumulated losses as a result of basis risk

•	on surplus fixed rate funding over a 10 business day period, and

•	on surplus floating rate funding over a 20 business day period.

The remaining reserves are maintained for general purposes.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

17. Notes to the Cash Flow Statement

(A) RECONCILIATION OF OPERATING (LOSS)/SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX TO NET CASH USED IN OPERATING ACTIVITIES

	2008	2007
	$000	$000
OPERATING (LOSS)/SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX	(80,705)	45,849

NON-CASH FLOWS IN OPERATING SURPLUS
Interest-bearing liabilities—net unrealised loss/(gain)	46,015	(417,535)
Interest-bearing liabilities—net unrealised exchange loss	117,552	36,951
Onlendings net unrealised loss	36,854	53,381
Financial assets at fair value through profit or loss—net unrealised loss	87,027	85,296
Financial assets at fair value through profit or loss—net unrealised exchange loss/(gain)	699	(49)
Deposits—net unrealised loss/(gain)	195	(286)
Depreciation of property, plant and equipment	5,718	6,155
Net loss/(gain) on sale of property, plant and equipment	1	(14)
Amortisation of intangibles	253	211
Doubtful debts expense cooperative housing societies	33	25
Share of (profit)/loss from investments accounted for using the equity method	(254)	5

CHANGES IN ASSETS AND LIABILITIES
(Increase)/decrease in financial assets at fair value through profit or loss—net accrued interest	(47,435)	47,744
Decrease in financial assets at fair value through profit or loss—net discount/premium	101,807	51,741
(Increase)/decrease in deferred tax asset	(283)	602
Increase in onlendings—net accrued interest	(183)	(205)
Increase in receivables	(4,992)	(215)
Decrease/(increase) in prepayments	142	(93)
Increase in interest-bearing liabilities—net accrued interest	98,138	54,230
Decrease in interest-bearing liabilities—net discount/premium	(817,720)	(410,466)
Increase/(decrease) in deposits net accrued interest	1,936	(4)
Decrease in payables	(27,740)	(17,527)
Increase/(decrease) in deferred tax liability	22	(347)
Increase in income tax equivalent payable	2,457	323

NET CASH USED IN OPERATING ACTIVITIES	(480,463)	(464,228)

(B) CASH FLOWS PRESENTED ON A NET BASIS

Cash flows arising from the following activities are presented on a net basis in the Cash Flow Statement:

•	loan advances to and redemptions from customers

•	receipt and withdrawal of customer deposits, and

•	money market and other deposits.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

18. Financial Risk Management

QTC’s activities expose it to a variety of financial risks; market risk (including currency risk, interest rate risk and price risk), credit risk and liquidity risk. QTC’s overall financial risk management program focuses on managing volatility and seeks to minimise potential adverse effects of financial risks on the financial performance of QTC and its customers. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts to manage certain risk exposures.

All financial risk management activities are conducted within Board approved policies. The Board approves written policies for overall risk management, as well as specific areas such as mitigating foreign exchange, interest rate and credit risks, the use of derivative financial instruments and investing excess liquidity.

Robust systems are in place for managing financial risk, and compliance with financial risk policies is monitored closely. The financial risk management process, including daily measuring and monitoring of market risk exposure and daily measuring of actual performance against benchmark performance, as well as the Counterparty Credit Limit Framework and Approvals Process, is performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising senior management) and the Risk Management Committee. The Risk Management Committee comprises the entire QTC Board. Members of QTC’s Risk Management Team are invited to attend Risk Management Committee meetings as required.

All breaches of financial risk management policy together with the corrective action proposed or taken are required to be immediately reported to the Chief Executive and then to the next Risk Management Committee.

(A) MARKET RISK

QTC uses a Board approved value-at-risk (VAR) framework to manage QTC’s exposure to market risk. The VAR risk measure estimates the potential loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VAR using 18 months of market data. Depending on the liquidity of the underlying financial instruments, either a 10 day or 20 day holding period is used. QTC is continuing to develop its scenario analysis capabilities to complement VAR.

(i) FOREIGN EXCHANGE RISK

QTC has facilities that allow for borrowing in foreign currencies. As QTC’s customers have no foreign currency funding requirements, all foreign currency borrowings are either hedged to Australian dollars to ensure no currency risk or utilised to invest in a foreign currency financial asset, effectively eliminating any foreign currency exposure. As such, QTC is not impacted by changes in foreign exchange rates.

At times, QTC’s Cash Fund invests in foreign currency assets. These investments are always hedged through the use derivatives to achieve an Australian dollar exposure.

QTC enters into both forward exchange contracts and cross currency swaps to manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars.

	BORROWINGS		OFFSHORE INVESTMENTS		FORWARD EXCHANGE CONTRACTS		NET EXPOSURE
	2008	2007	2008	2007	2008	2007	2008	2007
	$000	$000	$000	$000	$000	$000	$000	$000
USD	(155,465)	(140,033)	2,655	2,643	152,810	137,390	—	—
EUR	—	(22,152)	—	—	—	22,152	—	—
GBP	(41,118)	—	—	—	41,118	—	—	—
HKD	—	(32,369)	—	—	—	32,369	—	—
NZD	(296,898)	—	—	—	296,898	—	—	—
SGD	—	(19,962)	—	—	—	19,962	—	—
AUD	(14,716,096)	(11,810,213)	—	—	(535,821)	(180,872)	(15,251,917)	11,991,085

(ii) INTEREST RATE RISK

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds surplus funds to assist with the management of customer portfolios. These activities expose QTC to interest rate risk including basis risk which is managed within a value-at-risk framework.

Given the increase in market volatility over the year, there has been a significant increase in the reported value-at-risk which at 30 June was as follows:

	2008	2007
Interest rate risk VAR	$58m	$18m

The above VAR calculation does not include the mark to market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. At 30 June 2008, QTC had an exposure of approximately $800,000 per basis point to changes in credit spreads.

In managing the interest rate risk on behalf of customers, the onlending portfolios are managed against a duration benchmark. Duration is a direct measure of the interest rate sensitivity of a financial instrument and quantifies the change in value of a financial instrument due to interest rate movements. To manage the risk of non-parallel yield curve movements, QTC allocates portfolio cash flows to a series of time periods and calculates the duration for each of these time periods against the benchmark duration for each of these periods. The same process is also used for QTC’s Cash Fund. All costs or benefits of managing customer portfolios are passed on to the customer meaning that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk for QTC and its customers.

In most instances, interest rate swaps are utilised to change the interest rate profiles of medium to long term fixed rate borrowings to floating rate borrowings at rates that are generally lower than those available to QTC if short-term borrowings were utilised. This also results in a source of medium to long term floating rate funding.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile. Under interest rate swaps, QTC agrees with other parties to exchange at specified intervals the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

Where interest rate swaps are used to generate floating rate funding or where floating rate funding is used to fund floating rate investments, QTC is exposed to basis risk. This risk gives rise to a mark to market exposure to movements between the Swap curve (effectively the rate at which interest rate swaps are valued and the rate off which floating rate investments are valued) and the QTC curve (the rate at which QTC debt is valued). The swap risk is inherent in QTC’s approach to raising floating rate funds.

As a consequence of the widening of the Swap curve relative to the QTC curve over 2007-08, QTC has recorded unrealised mark to market accounting losses of $28 million related to floating rate funding. However it is unlikely that these losses will be realised due to the high credit quality of QTC’s counterparties. In addition QTC is likely to hold these swap positions and other investments until maturity such that any mark to market losses are expected to be reversed over the life of the funding strategy.

(B) LIQUIDITY RISK

QTC maintains its domestic and global benchmark bonds as its core medium and long-term funding facilities and its Euro-commercial paper facility and domestic treasury note facility as its core short-term funding facilities. In addition, QTC has in place a US commercial paper facility and a Euro medium-term note facility. These facilities ensure that QTC is readily able to access the domestic and international financial markets. QTC’s extensive range of funding facilities is detailed in note 25.

In addition, QTC borrows in advance of requirements:

•	to reduce the risk of refinancing maturing loans, and

•	to ensure Queensland public sector entities have ready access to funding when required.

QTC also maintains sufficient liquidity to manage the duration of its debt portfolios.

The ongoing global liquidity and credit crises experienced over 2007-08 meant that funds were not always available in the maturity profile preferred by QTC. While some difficulties were experienced, QTC was able to access attractively priced short, medium and long term funding due to the ‘flight to quality’ that occurs under these market stress situations. Given the severity and duration of the market disruptions, QTC implemented the following changes to improve liquidity:

•	Increasing 11am cash holdings from $300 million to a minimum of $500 million or 20 working days’ cash requirements (whichever is the higher) to fund unexpected cash outflows

•

Increasing the time horizon for funding all known and anticipated cash flows (such as debt service payments and new borrowings) from 6 months to 12 months ahead of schedule based on declining levels of coverage (ie, sum of digits), and

•	Accessing the private placement market for long term funding when favourable opportunities arise.

The table on the following page sets out the contractual cashflows relating to assets and liabilities held by QTC at balance date.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to customer onlendings, certain loans are interest only with no fixed repayment date for the principal component (ie, loans are made based on the quality of the customer’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the over 5 year time band with no interest payment assumed in this time band.

CONTRACTUAL MATURITY AS AT 30 JUNE 2008

	0 TO 3 MONTHS	3 TO 6 MONTHS	6 TO 12 MONTHS	1 TO 5 YEARS	OVER 5 YEARS	TOTAL	FAIR VALUE
	$000	$000	$000	$000	$000	$000	$000
FINANCIAL ASSETS
Cash	1,372	—	—	—	—	1,372	1,372
Receivables	7,485	—	—	—	—	7,485	7,485
Onlendings#	1,437,756	1,434,154	2,874,801	9,701,101	39,342,047	54,789,859	32,911,694
Financial assets at fair value	13,250,610	83,934	259,384	2,797,913	1,555,999	17,947,840	16,694,143

TOTAL MONETARY ASSETS	14,697,223	1,518,088	3,134,185	12,499,014	40,898,046	72,746,556	49,614,694

FINANCIAL LIABILITIES
Payables	(152,838)	(15,964)	—	—	—	(168,802)	(168,802)
Deposits	(8,111,972)	(22,628)	(127,062)			(8,261,662)	(8,251,872)
Interest bearing liabilities—Australia	(1,330,129)	(470,134)	(777,719)	(18,666,347)	(13,537,955)	(34,782,284)	(25,864,906)
Interest-bearing liabilities—overseas	(559,606)	(252,732)	(525,489)	(9,643,579)	(8,561,787)	(19,543,193)	(14,863,244)

TOTAL MONETARY LIABILITIES	(10,154,545)	(761,458)	(1,430,270)	(28,309,926)	(22,099,742)	(62,755,941)	(49,148,824)

DERIVATIVES	(493,387)	(606,079)	(165,199)	2,059,685	1,373,351	2,168,371	(249,553)

NET MONETARY ASSETS/(LIABILITIES)	4,049,291	150,551	1,538,716	(13,751,227)	20,171,655	12,158,986	216,317

CUMULATIVE	4,049,291	4,199,842	5,738,558	(8,012,669)	12,158,986	—

#	QTC’s onlendings to Government Owned Corporation customers are based on the quality of the business and financial strength of the customer. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than 5 years. However, the interest rate risk of these loans is managed based on the customer’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

CONTRACTUAL MATURITY AS AT 30 JUNE 2007

	0 TO 3 MONTHS	3 TO 6 MONTHS	6 TO 12 MONTHS	1 TO 5 YEARS	OVER 5 YEARS	TOTAL	FAIR VALUE
	$000	$000	$000	$000	$000	$000	$000
FINANCIAL ASSETS
Cash	99	—	—	—	—	99	99
Receivables	2,493	—	—	—	—	2,493	2,493
Onlendings	642,302	598,743	1,213,406	8,592,537	29,320,901	40,367,889	24,269,009
Financial assets at fair value	13,216,706	432,585	285,765	2,010,909	1,200,308	17,146,272	16,200,405

TOTAL MONETARY ASSETS	13,861,600	1,031,328	1,499,171	10,603,446	30,521,209	57,516,753	40,472,006

FINANCIAL LIABILITIES
Payables	(180,578)	(13,485)	—	—	—	(194,063)	(194,063)
Deposits	(7,457,475)	(15,185)	(85,609)	(159,416)	—	(7,717,685)	(7,698,426)
Interest bearing liabilities—Australia	(1,939,557)	(319,691)	(699,210)	(14,352,661)	(9,160,054)	(26,471,173)	(20,154,059)
Interest-bearing liabilities—overseas	(1,617,935)	(321,403)	(363,841)	(6,994,823)	(6,377,134)	(15,675,136)	(11,920,468)

TOTAL MONETARY LIABILITIES	(11,195,546)	(669,765)	(1,148,660)	(21,506,899)	(15,537,188)	(50,058,057)	(39,967,014)

DERIVATIVES	(163,515)	(717,341)	(445,939)	1,703,459	2,021,194	2,397,858	(159,103)

NET MONETARY ASSETS/(LIABILITIES)	2,502,539	(355,778)	(95,428)	(9,199,994)	17,005,215	9,856,554	345,889

CUMULATIVE	2,502,539	2,146,761	2,051,333	(7,148,661)	9,856,554

(C) CREDIT RISK

(i) FINANCIAL MARKETS COUNTERPARTIES

QTC is exposed to credit risk. Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s Credit Risk policies. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations. Counterparty credit limits are changed based on changes in the capacity of the counterparty to meet its obligation.

Credit exposure is QTC’s estimate of its potential loss at balance date in relation to investments and derivative contracts in the event of non-performance by all counterparties. The credit exposure is calculated based on the market value of the exposure together with the value at risk which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

The following table represents QTC’s exposure to credit risk at 30 June:

	CREDIT EXPOSURE
	2008	2007
	$000	$000
Financial assets at fair value through profit or loss	21,407,615	21,004,539

DERIVATIVES
Interest rate swaps	733,359	454,733
Cross currency swaps	66,277	—
Foreign exchange contracts	40,547	15,052
Credit default swaps	357,539	367,352

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

QTC has a significant concentration of credit risk within the finance and investment industry. This is unavoidable given the size of QTC’s investment portfolio and the requirement to invest with counterparties rated A- or better and to invest in highly liquid securities.

QTC adopts a conservative approach to the management of credit risk with a strong bias to high quality counterparties. QTC maintains a ratings-based approach in determining maximum credit exposures to counterparties. The country of domicile, the size of the balance sheet of the counterparty, the size of its fund raising programs and the asset composition and quality of the underlying security are also taken into account when determining limits.

With the liquidity and credit crises having a significant financial impact on global banks/financial institutions and with continued volatility being experienced in financial markets, QTC continues to closely monitor its counterparty exposures. Enhanced monitoring processes, along with ‘tightening’ credit limits and approvals continues to be applied by QTC. Actions arising from these process enhancements and tightening of limits has resulted in the withdrawal of limits for securitisation programs where assets underlying those securitisation programs have been identified as inconsistent with QTC credit policy.

Counterparty exposure by rating for all investments and derivative contracts is listed below.

		CREDIT EXPOSURE
	RATING	2008	2007
		%	%
Long Term Rating	AAA	41	39
	AA+	3	2
	AA	15	34
	AA-	16	10
	A+	15	4
	A	3	3
	A-	1	—
Short-Term Rating	A-1+	6	6
	A-1	—	2

While QTC’s capital is not subject to regulatory oversight, QTC utilises a capital adequacy approach based on Basel II: International Convergence of Capital Measurements and Capital Standards to calculate and advise the Board of the amount of capital required to cover its credit risk.

IMPACT OF GLOBAL CREDIT CRISIS ON OPERATING RESULTS

QTC invests funds on behalf of its customers which are held in the QTC Cash Fund. Due to the significant widening of credit spreads over 2007-08, the value of the assets held in the Cash Fund were written down by $88 million due to unrealised mark to market accounting losses.

It has not been QTC’s practice to pass on credit margin changes, either positive or negative, as a result of credit spread movements in the returns to Cash Fund participants.

QTC does not expect any losses to be realised as the credit quality of its investments remains very high (ie, A- or above). In addition, as QTC generally holds the Cash Fund assets to maturity, it is expected that the unrealised losses will be reversed in future financial years.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

(II) ONLENDING COUNTERPARTIES

Counterparties for onlendings with the exception of very small exposures to Suncorp-Metway Limited, cooperative housing societies and primary producer cooperatives are principally Queensland Government sector entities and in some cases an explicit Government guarantee exists. There is a specific Queensland Government guarantee in place for the Suncorp-Metway Limited loans. As a consequence, these exposures are not included in QTC’s total credit exposure.

19. Concentrations of Borrowings and Deposits

There are no material concentrations of borrowings as these funds are raised from diversified sources through various facilities disclosed under funding facilities in note 25. Managed fund depositors are principally Queensland Government sector entities. These deposits are invested in either QTC’s Cash Fund or Working Capital Facility (11AM Fund) which have a large core of liquid investments. QTC maintains regular contact with these depositors and therefore has a good knowledge of their forecast liquidity requirements.

Deposits for Stock Lending and Repurchase Agreements are invested in the Working Capital Facility (11AM Fund) which can be liquidated daily at no cost.

20. Contingent Liabilities

The following contingent liabilities existed at balance date:

•

A total of $124 million (2007 $1 186 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. The likelihood of a loss being incurred through default by a counterparty is remote due to the high credit quality of the counterparty and the short term nature of stock lending (refer note 23).

•

With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider that, unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•

To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•

QTC has provided guarantees relating to the trading activities of Ergon Energy and CS Energy, Queensland Government owned corporations, or their subsidiaries, in the National Electricity Market to the value of $255 million (2007 $204 million) which are supported by counter indemnities from these Queensland Government owned corporations.

•

QTC has provided guarantees to the value of $143 million 2007 ( $88 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

•

To provide support in relation to the sale by Tarong Energy Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Energy Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Energy Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.

21. Operating Leases

QTC AS LESSEE

QTC has entered into a commercial lease for the tenancy of 61 Mary Street, Brisbane for an initial term of ten years from 1 January 2003 to 31 December 2012, with an option to renew the lease after that date. Lease payments are increased to reflect market rentals.

QTC has entered into various motor vehicle lease agreements expiring within one to three years.

The future minimum rentals payable under non-cancellable operating leases as at 30 June are as follows:

	2008	2007
	$000	$000
PAYABLE
Not longer than 1 year	1,687	1,134
Longer than 1 year but not longer than 5 years	5,776	4,135
Longer than 5 years	—	507

	7,463	5,776

QTC AS LESSOR

QTC has entered into operating leases as lessor under a whole of government lease facility which include buses, information technology equipment, yellow goods and furniture and fittings.

These non-cancellable leases have remaining terms of between 1 and 10 years.

Future minimum rentals receivable under non-cancellable operating leases as at 30 June are as follows:

	2008	2007
	$000	$000
RECEIVABLE
Not longer than 1 year	14,518	6,698
Longer than 1 year but not longer than 5 years	39,249	13,177
Longer than 5 years	22,025	307

	75,792	20,182

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

22. Forward Starting Fixed Rate Loan Commitments

QTC has entered into fixed rate loan agreements with certain customers to lock in interest rates on all or part of future borrowing requirements. QTC’s future borrowing commitments and the period in which funds are to be onlent are as follows.

	2008	2007
	$000	$000
Not longer than 1 year	1,378,263	1,697,845
Longer than 1 year but not longer than 5 years	524,264	1,902,527

	1,902,527	3,600,372

23. Stock Lending

In support of an active trading and pricing market for QTC stock, QTC lends stock to various financial institutions. QTC’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements, credit limits, cash securities or the lodgement of collateral securities.

Stock lent which forms part of QTC’s exposure to a financial institution is reported as a contingent liability (refer note 20). In situations where the financial institution does not have an approved exposure or the limit of the exposure has been reached, the financial institution must either pledge stock which has a market value 10% greater than QTC stock lent, or deposit cash equivalent to the market value of QTC stock lent.

At 30 June 2008, there was no stock lent (2007 nil) in return for pledged stock while there was no QTC stock lent with cash held as security 2007 ( $284 million). Cash held was nil (2007 $279 million).

24. Segment Information

QTC operates predominantly in the finance and investment industry through liability and funds management activities domestically and offshore. Liability management activities relate to the borrowing of funds principally to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The funds management activities of QTC relate to the investment of the short-term surpluses of public sector entities in order to achieve the highest possible return for a given level of risk.

QTC operates in Queensland, Australia.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

25. Funding Facilities

FACILITY	CURRENCY	LIMIT	FACE VALUE ON ISSUE 2008		FACE VALUE ON ISSUE 2007
			$M		$M
ONSHORE FACILITIES
Domestic Benchmark Bonds	AUD	Unlimited	AUD	26,275	AUD	20,468
Capital Indexed Bond	AUD	Unlimited	AUD	583	AUD	278
Treasury Note	AUD	Unlimited	AUD	1,000	AUD	380

OFFSHORE FACILITIES
Global Benchmark Bonds	AUD	AUD 18,000	AUD	14,380	AUD	11,659
Euro Commercial Paper	Multicurrency	USD 3,000	USD	386	USD	189
US Commercial Paper	Multicurrency	USD 1,500	USD	50		—
Euro Medium-Term Note	Multicurrency	USD 3,000	USD	384	USD	135
US Medium-Term Note	Multicurrency	USD 500		—		—

26. Related Party Transactions

A related party is one that controls, or is controlled by, or under common control with the entity. QTC has assessed that all State of Queensland controlled entities meet the definition of a related party under AASB124 related Party Disclosures. Local governments and public universities are not state controlled and are therefore not included as part of these disclosures.

(A) ULTIMATE CONTROLLING ENTITY

The immediate controlling entity and ultimate controlling entity during the year was the Under Treasurer of Queensland as the Corporation Sole of QTC.

(B) KEY MANAGEMENT PERSONNEL

Disclosures relating to key management personnel are set out in note 27.

(C) INVESTMENTS IN ASSOCIATES AND OTHER COMPANIES

Details of investments in associates and other companies are set out in note 30 and 31.

(D) TRANSACTIONS WITH RELATED PARTIES

Transactions undertaken with related parties during the year include the provision of lending, investment, advisory, banking and company secretarial services. These transactions were in the normal course of business and on commercial terms and conditions. They exclude certain advisory and other services provided to Queensland Treasury, its associated companies and other related parties at no charge.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

The following revenue was earned and expenses paid as a consequence of transactions with related parties:

	2008	2007
	$000	$000
SALE OF GOODS AND SERVICES
Revenue—fees charged (Queensland Treasury)	1,230	12
Revenue—fees charged (associated companies)	191	177
Revenue—fees charged (other State of Queensland controlled entities)	28,508	22,620
Interest on onlendings (Queensland Treasury)	173,440	13,233
Interest on onlendings (associated companies)	15,326	17,182
Interest on onlendings (other State of Queensland controlled entities)	1,195,017	658,379

PURCHASE OF GOODS AND SERVICES
Income tax equivalent amount (Queensland Treasury)	15,942	13,485
Directors fees (Queensland Treasury)	40	45
Payment of services (Queensland Treasury)	114	39
Payment of services (other State of Queensland controlled entities)	2,384	1,969
Interest on deposits (Queensland Treasury)	43	38
Interest on deposits (associated companies)	24,316	20,751
Interest on deposits (other State of Queensland controlled entities)	314,835	166,127

OTHER TRANSACTIONS
Recovery of staff secondments (Queensland Treasury)	1,682	938
Recovery of staff secondments (associated companies)	2,280	1,254
Recovery of staff secondments (other State of Queensland controlled entities)	288	2,202

(E) OUTSTANDING BALANCES

The following balances are outstanding at reporting date in relation to transactions with related parties:

	2008	2007
	$000	$000
ASSETS
Onlendings (Queensland Treasury)	4,169,024	972,166
Onlendings (associated companies)	294,130	333,012
Onlendings (other State of Queensland controlled entities)	25,220,116	19,831,724
Other receivables (Queensland Treasury)	418	369
Other receivables (associated companies)	682	67
Other receivables (other State of Queensland controlled entities)	2,130	1,413

LIABILITIES
Deposits (Queensland Treasury)	534	2,048
Deposits (associated companies)	345,983	536,224
Deposits (other State of Queensland controlled entities)	4,665,122	4,781,410
Payables (Queensland Treasury)	39,243	54,689
Payables (other State of Queensland controlled entities)	55	37

FACILITIES PROVIDED (UNDRAWN BALANCES)
Working Capital Facility (Queensland Treasury)	1,689,856	777,829
Working Capital Facility (associated companies)	1,000	1,000
Working Capital Facility (other State of Queensland controlled entities)	827,668	336,630

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

No provisions for doubtful debts have been raised in relation to any outstanding balances, and no expenses recognised in respect of bad or doubtful debts due from related parties.

Contributions to superannuation funds on behalf of employees are disclosed in Note 5.

27. Key Management Personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Management Team.

(A) COMPENSATION

(i) DISCLOSURE BY CATEGORY

	2008	2007
	$	$
DIRECTORS
Short-term employment benefits(1)	327,565	302,210
Post-employment benefits(2)	11,714	11,125

TOTAL	339,279	313,335

EXECUTIVE OFFICERS
Short-term employment benefits(1)	2,107,219	1,983,732
Post-employment benefits(2)	126,072	114,926

TOTAL	2,233,291	2,098,658

Notes:

(1)	Directors’ short-term benefits include board members fees, and in relation to the Chairman, also includes reimbursement of telephone expenses and the provision of a car park. Executive officers’ short-term benefits include wages, annual leave, long service leave, bonuses and non-monetary benefits such as car parks and motor vehicle benefits.
(2)	Post-employment benefits include superannuation.

(ii) DIRECTORS

Details of the nature and amount of each major element of the remuneration of the Directors are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST EMPLOYMENT BENEFITS		TOTAL
	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$
Sir Leo Hielscher—Chairman	110,553	102,599	—	—	110,553	102,599
Tim Spencer—Deputy Chairman(1)(2)	45,109	—	—	—	45,109	—
Gerard Bradley(2)	—	40,366	—	—	—	40,366
Gillian Brown	34,044	28,405	3,064	2,556	37,108	30,961
David Coe(3)	21,845	28,405	1,966	2,556	23,811	30,961
Marian Micalizzi	37,130	34,043	3,342	3,064	40,472	37,107
Bill Shields	41,754	35,625	—	—	41,754	35,625
Shauna Tomkins	37,130	32,767	3,342	2,949	40,472	35,716

Notes:

(1)	Tim Spencer, the Deputy Under Treasurer, replaced Gerard Bradley as the Deputy Chairman effective 1 July 2007.
(2)	Remuneration is paid to Queensland Treasury and remitted to the Consolidated Fund.
(3)	Resigned 18 February 2008.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

(iii) EXECUTIVE OFFICERS

Executive Officers are those officers who are members of the Executive Management Team involved in the strategic direction, general management or control of the business at an organisational level.

Details of the nature and amount of each major element of the remuneration of the Executive Officers are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST EMPLOYMENT BENEFITS		TOTAL
	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$
Chief Executive	488,852	458,756	42,254	41,669	531,106	500,425
General Manager	335,971	318,542	22,163	20,765	358,134	339,307
General Manager	248,821	238,986	29,344	22,016	278,165	261,002
General Manager	210,667	177,992	18,678	17,390	229,345	195,382
General Manager	201,104	188,702	13,633	13,086	214,737	201,788

Short-term benefits include wages, annual leave, long service leave and other non-monetary benefits, but exclude any at-risk performance payments (bonuses) for which they may be eligible.

(B) OTHER TRANSACTIONS

There were no loans to/from key management personnel during the financial year.

28. Remuneration of Officers

AGGREGATE AT-RISK PERFORMANCE INCENTIVE REMUNERATION

	YEAR OF ASSESSMENT
	2008	2007
	$	$
Aggregate at-risk performance incentive paid or payable	2,766,105	2,943,677
Aggregate remuneration of employees to whom a performance incentive is payable	16,263,362	15,784,098
Number of employees to whom a performance incentive is payable	150	144

29. Auditors Remuneration

The external auditors (Queensland Audit Office) do not provide any consulting services to QTC. Details of amounts payable to the Auditors of QTC are shown below.

	2008	2007
	$	$
AUDIT SERVICES
Audit of QTC	329,451	294,529

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

30. Investments in Associates

ENTITY	PRINCIPAL ACTIVITIES	ORDINARY SHARE OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT
		2008	2007	2008	2007
Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurement	50%	50%	50%	50%

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	30 June 2008	30 June 2007
	$000	$000
INCOME STATEMENT
Revenues	35,550	28,472
Expenses	35,042	28,485

PROFIT BEFORE INCOME TAX EXPENSE	508	(13)
Income tax expense	—	—

NET PROFIT/(LOSS)	508	(13)

BALANCE SHEET
Current assets	26,379	41,545

TOTAL ASSETS	26,379	41,545

Current liabilities	24,305	32,635
Non-current liabilities	1,206	8,550

TOTAL LIABILITIES	25,511	41,185

NET ASSETS	868	360

QTC’s share of the joint venture entity’s result and retained profits, including movements in the carrying amount of the investment consists of:

	30 June 2008	30 June 2007
	$000	$000
SHARE OF POST-ACQUISITION RETAINED PROFITS
Share of retained profits at 1 July	80	85
Share of net result	254	(5)

Share of retained profits at 30 June	334	80

MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT
Carrying amount at 1 July	180	185
Share of net result	254	(5)

Carrying amount at 30 June	434	180

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

31. Investments in Companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST 2008	VOTING RIGHTS 2008	BENEFICIAL INTEREST 2007	VOTING RIGHTS 2007
		%	%	%	%
Queensland Treasury Holdings Pty Ltd(1)	Holding company for a number of subsidiaries and investments	40	24	40	24
Queensland Lottery Corporation Pty Ltd(2)	Holds the lottery licence and trade marks on behalf of the State of Queensland	40	24	40	24
DBCT Holdings Pty Ltd(2)	Owns & leases bulk coal port facilities in North Queensland	20	12	20	12
South East Queensland Water Corporation Limited(2)(3)	Owns & operates bulk water storage facility in South East Queensland	—	—	8	4.8
City North Infrastructure Pty Ltd(2)	Manages the procurement of the Airport Link and Northern Busway Project	10	6	10	6
Sunshine Locos Pty Ltd(4)	Dormant	100	100	100	100

Notes:

(1)	QTH holds an interest in Queensland Motorways Limited; 2 of a total 147 960 shares.
(2)	Beneficial interest and voting rights in the Company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.
(3)	QTH transferred its shares in South East Queensland Water Corporation Ltd to Queensland Bulk Water Supply Authority on 1 February 2008.
(4)	While a controlled entity of QTC, Sunshine Locos Pty Ltd has not been consolidated into these statements due to its immaterial and dormant status.

32. Dividends

QTC is required to pay dividends to the Queensland Government as the Treasurer shall determine from time to time. At 30 June 2008, no dividend (2007: nil) has been provided for in the accounts of QTC.

33. Events Subsequent To Balance Date

On 1 July 2008, the Queensland Government transferred to QTC some of the State’s financial assets held to meet future superannuation and other long term obligations of the State. The market value of the assets transferred was $20.8 billion. In return for this transfer, QTC entered into a financial arrangement with the Treasurer under which QTC is providing a Fixed Rate Note to the General Government sector at a rate initially set at 7.5% per annum which is the actuarially assessed long term average rate of return for a managed diversified portfolio of investments.

The purpose of the transfer is to reduce the volatility in the State Budget as a result of the fluctuation in returns from the investment of these assets. QTC will incur accounting profits or losses in the future due to this investment volatility, although the return on the assets is expected to match the long-term average of 7.5% per annum.

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2008—(Continued)

The transfer will have no impact on QTC’s capacity to meet its obligations as there is no cashflow effect from the transfer of these assets.

There are no other matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared pursuant to the provisions of the Financial Administration and Audit Act 1977 and other prescribed requirements.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view, in accordance with prescribed accounting standards, of the transactions of the Queensland Treasury Corporation for the period 1 July 2007 to 30 June 2008 and of the financial position as at the close of that year.

Brisbane

26 August 2008

Independent Auditor’s Report

to Queensland Treasury Corporation

Matters Relating to the Electronic Presentation of the Audited Financial Report

The audit report relates to the financial report of Queensland Treasury Corporation for the financial year ended 30 June 2008 included on Queensland Treasury Corporation’s web site. The corporation sole is responsible for the integrity of the Queensland Treasury Corporation’s web site. We have not been engaged to report on the integrity of the Queensland Treasury Corporation’s web site. The audit report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial report, available from Queensland Treasury Corporation, to confirm the information included in the audited financial report presented on this web site.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

Report on the Financial Report

I have audited the accompanying financial report of Queensland Treasury Corporation which comprises the balance sheet as at 30 June 2008, and the income statement, statement of changes in equity and cash flow statement for the year ended on that date, a summary of significant accounting policies, other explanatory notes and certificates given by the Under Treasurer—Queensland Treasury as the corporation sole and Chief Executive.

THE CORPORATION SOLE’S RESPONSIBILITY FOR THE FINANCIAL REPORT

The corporation sole is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Administration and Audit Act 1977 and the Financial Management Standard 1997, including compliance with applicable Australian Accounting Standards (including the Australian Accounting Interpretations). This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with Auditor-general of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. These Auditing Standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatement in the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of accounting estimates made by the Corporation, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

INDEPENDENCE

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor General and QAO authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

AUDITOR’S OPINION

In accordance with s.46G of the Financial Administration and Audit Act 1977—

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion—

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up so as to present a true and fair view, in accordance with the prescribed accounting standards of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2007 to 30 June 2008 and of the financial position as at the end of that year.

Appendix A: Loans to customers

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008
	A$000	A$000
BODIES WITHIN THE PUBLIC ACCOUNTS
Arts Queensland	13,997	15,017	N/A	N/A
CITEC	2,051	6,406	N/A	5.22
Department of Corrective Services	—	319	—	1.21
Department of Education, Training and the Arts	74,240	56,252	4.79	4.14
Department of Emergency Services	3,379	2,480	3.13	2.13
Department of Justice and Attorney General	86,330	70,487	4.96	3.96
Department of Local Government Planning Sport and Recreation	3,683	15,080	N/A	N/A
Department of Main Roads	986,575	1,014,980	N/A	N/A
Department of Public Works—Administrative Services	151,363	119,793	5.43	4.75
Department of Public Works—GoPrint	2,189	2,162	N/A	N/A
Department of Public Works—QBuild	—	7,292	—	4.43
Department of Public Works—QFleet	286,135	256,605	N/A	N/A
Department of State Development	147,073	134,853	7.35	6.50
Department of the Premier and Cabinet	27,294	16,810	N/A	7.81
Forestry Plantations Queensland	76,503	75,577	5.32	N/A
Monte Carlo Caravan Park Pty Ltd	493	324	2.75	1.75
Queensland Ambulance Service	2,205	1,173	2.04	1.04
Queensland Audit Office	50	507	0.21	2.46
Queensland Fire and Rescue Authority	4,228	3,939	7.22	6.21
Queensland Health	86,325	123,061	N/A	9.96
Queensland Transport	61,722	65,778	6.84	6.64
Queensland Treasury	972,166	4,169,024	N/A	N/A
Queensland Treasury Racing	—	186	—	5.50
Sales and Distribution Services	6,539	5,844	N/A	N/A

TOTAL	2,994 540	6,163,949

COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	4,951	3,457	N/A	N/A

TOTAL	4,951	3,457

GOVERNMENT OWNED CORPORATIONS
Cairns Port Authority	104,827	159,711	N/A	N/A
Gladstone Ports Corporation	341,009	447,208	N/A	N/A
CS Energy Ltd	1,080,621	1,055,633	N/A	N/A
ENERGEX Limited	3,183,355	3,255,581	N/A	N/A
Ergon Energy Corporation Limited	2,479,336	2,974,040	N/A	N/A
Eungella Water Pipeline Pty Ltd	34,369	32,667	N/A	14.87
Gateway Investments Corporation Pty Ltd	314,711	—	N/A	—
Port of Brisbane Corporation	283,026	577,293	N/A	N/A
Ports Corporation of Queensland	107,786	141,529	N/A	N/A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	1,953,763	2,427,411	N/A	N/A
Queensland Rail	4,550,007	5,164,131	N/A	N/A
Stanwell Corporation Limited	113,834	127,151	N/A	N/A
SunWater	231,458	223,659	N/A	N/A
Tarong Energy Corporation Limited	354,539	376,389	25.49	N/A
Townsville Port Authority	10,854	8,385	4.03	3.04

TOTAL	15,143,495	16,970,788

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008
	A$000	A$000
LOCAL GOVERNMENTS
Aramac Shire Council	30	—	3.42	—
Atherton Shire Council	746	—	3.75	—
Balonne Shire Council	3,008	2,568	9.42	9.04
Banana Shire Council	1,614	1,078	5.51	5.93
Barcaldine Regional Council	—	1,829	—	15.26
Barcaldine Shire Council	1,947	—	15.79	—
Barcoo Shire Council	314	107	3.35	6.87
Bauhinia Shire Council	281	—	10.59	—
Beaudesert Shire Council	11,821	—	7.88	—
Blackall Shire Council	972	—	7.68	—
Blackall Tambo Regional Council	—	740	—	7.18
Boonah Shire Council	3,887	—	13.02	—
Bowen Shire Council	6,756	—	4.89	—
Brisbane City Council	866,765	699,389	13.96	13.99
Bulloo Shire Council	1,923	1,546	8.59	8.57
Bundaberg City Council	19,544	—	5.93	—
Bundaberg Regional Council	—	47,492	—	11.18
Bungil Shire Council	2,472	—	8.12	—
Burdekin Shire Council	11,304	8,908	6.17	5.69
Burnett Shire Council	12,632	—	13.08	—
Caboolture Shire Council	16,401	—	6.72	—
Cairns City Council	61,495	—	7.23	—
Cairns Regional Council	—	54,538	—	9.77
Calliope Shire Council	9,843	—	16.84	—
Caloundra City Council	98,393	—	11.39	—
Caloundra/Maroochy Water Supply Board	32,567	—	16.81	—
Cambooya Shire Council	70	—	1.30	—
Cardwell Shire Council	8,779	—	13.65	—
Carpentaria Shire Council	2,210	1,836	7.86	7.35
Cassowary Coast Regional Council	—	20,529	—	N/A
Central Highlands Regional Council	—	15,458	—	14.99
Chinchilla Shire Council	2,407	—	11.86	—
Charters Towers Regional Council	—	724	—	5.32
Cherbourg Aboriginal Council	238	88	1.52	0.51
Clifton Shire Council	208	—	11.28	—
Cloncurry Shire Council	2,875	4,433	4.34	8.85
Cook Shire Council	3,454	3,279	17.02	16.33
Cooloola Shire Council	4,543	—	6.20	—
Crow’s Nest Shire Council	5,982	—	11.49	—
Dalby Town Council	1,460	—	14.89	—
Dalby Regional Council	—	3,815	—	12.21
Dalby Wambo Library Board	19	—	3.00	—
Dalby Wambo Salesyard Board	215	—	16.42	—
Dalrymple Shire Council	899	—	6.00	—
Diamantina Shire Council	1,085	992	11.09	10.24
Douglas Shire Council	4,329	—	2.86	—

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008
	A$000	A$000
Duaringa Shire Council	1,056	—	4.13	—
Eacham Shire Council	1,930	—	8.79	—
Emerald Shire Council	11,700	—	16.03	—
Emerald/Peak Downs Saleyards Board	166	—	6.06	—
Esk Shire Council	2,601	—	4.01	—
Etheridge Shire Council	503	468	13.46	12.59
Fitzroy Shire Council	1,711	—	9.43	—
Fraser Coast Regional Council	—	96,205	—	13.97
Gatton Shire Council	3,172	—	5.54	—
Gayndah Shire Council	261	—	7.44	—
Gladstone Calliope Aerodrome Board	504	—	2.61	—
Gladstone City Council	19,869	—	11.77	—
Gladstone Regional Council	—	36,324	—	14.17
Gold Coast City Council	628,871	679,547	N/A	N/A
Goondiwindi Town Council	1,372	—	3.73	—
Goondiwindi Regional Council	—	803	—	4.17
Gympie Regional Council	—	4,447	—	8.02
Herberton Shire Council	62	—	0.89	—
Hervey Bay City Council	72,653	—	13.83	—
Hope Vale Aboriginal Council	874	839	19.97	19.46
Inglewood Shire Council	77	—	4.71	—
Ipswich City Council	92,012	117,701	N/A	N/A
Isis Shire Council	8,855	—	17.12	—
Jericho Shire Council	29	—	0.32	—
Johnstone Shire Council	13,370	—	N/A	—
Jondaryan Shire Council	5,619	—	14.21	—
Kilcoy Shire Council	872	—	15.83	—
Kingaroy Shire Council	5,734	—	12.60	—
Kolan Shire Council	1,545	—	11.32	—
Laidley Shire Council	4,995	—	12.96	—
Livingstone Shire Council	30,858	—	12.33	—
Local Government Association of Queensland	—	715	—	N/A
Lockyer Valley Regional Council	—	1,266	—	5.31
Logan City Council	75,539	101,446	9.65	N/A
Longreach Regional Council	—	1,108	—	16.89
Longreach Shire Council	1,287	—	15.98	—
Mackay City Council	55,238	—	12.66	—
Mackay Regional Council	—	98,797	—	15.14
Mareeba Shire Council	7,256	—	7.02	—
Maroochy Shire Council	141,953	—	5.02	—
Maryborough City Council	14,775	—	12.95	—
McKinlay Shire Council	604	547	10.11	9.22
Mirani Shire Council	2,692	—	12.04	—

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008
	A$000	A$000
Miriam Vale Shire Council	3,039	—	12.28	—
Monto Shire Council	895	—	11.25	—
Moreton Bay Regional Council	—	216,830	—	N/A
Mount Morgan Shire Council	1,248	—	16.75	—
Mount Isa City Council	2,943	3,951	2.95	5.76
Mundubbera Shire Council	500	—	9.92	—
Murgon Shire Council	28	—	0.82	—
Murweh Shire Council	2,491	2,679	11.84	11.46
Nanango Shire Council	1,278	—	14.82	—
Noosa Shire Council	49,750	—	11.35	—
North Burnett Regional Council	—	1,371	—	10.13
Paroo Shire Council	2,453	2,247	17.63	17.70
Pine Rivers Shire Council	60,947	—	6.97	—
Pittsworth Shire Council	976	—	N/A	—
Redcliffe City Council	16,801	—	6.56	—
Redland Shire Council	129,369	123,838	10.77	11.11
Richmond Shire Council	14	—	1.84	—
Rockhampton City Council	51,301	—	11.27	—
Rockhampton District Saleyards Board	1,781	—	15.16	—
Rockhampton Regional Council	—	97,968	—	11.86
Roma Regional Council	—	10,556	—	12.93
Roma Town Council	8,290	—	14.95	—
Roma-Bungil Showgrounds and Saleyards Board	334	—	4.33	—
Rosalie Shire Council	5,732	—	15.30	—
Sarina Shire Council	5,390	—	3.40	—
Scenic Rim Regional Council	—	10,160	—	N/A
Seisa Island Council	451	—	4.06	—
South Burnett Regional Council	—	14,360	—	N/A
Southern Downs Regional Council	—	17,613	—	14.84
Stanthorpe Shire Council	2,939	—	17.13	—
Sunshine Coast Regional Council	—	201,166	—	7.19
Tablelands Regional Council	—	7,760	—	7.03
Tiaro Shire Council	1,390	—	18.39	—
Toowoomba Regional Council	66,826	83,728	13.89	N/A
Torres Shire Council	2,043	1,837	8.83	7.84
Townsville City Council	64,370	207,140	15.75	14.88
Torres Strait Island Regional Council	—	604	—	13.12
Warwick Shire Council	11,226	—	13.43	—
Whitsunday Regional Council	—	21,674	—	10.67
Whitsunday Shire Council	19,392	—	12.36	—
Winton Shire Council	2,190	3,501	17.26	18.16
Wondai Shire Council	1,616	—	7.51	—

TOTAL	2,932,106	3,038,545

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008
	A$000	A$000
STATUTORY BODIES
DRAINAGE BOARDS
East Deeral Drainage Board	26	18	3.02	2.01
Eugun Bore Water Authority	239	199	5.44	4.43
Matthews Road Drainage Board	14	9	2.57	1.56

GRAMMAR SCHOOLS
Brisbane Girls’ Grammar School	23,808	21,673	12.18	11.42
Brisbane Grammar School	10,526	9,459	4.27	5.20
Ipswich Girls Grammar School	1,385	5,305	8.48	N/A
Ipswich Grammar School	3,422	2,962	6.69	5.70
Rockhampton Girls Grammar School	4,020	3,882	19.47	18.47
Rockhampton Grammar School	3,657	10,872	9.80	16.43
Toowoomba Grammar School	1,284	775	2.67	1.67
Townsville Grammar School	10,562	9,585	12.71	12.24

RIVER IMPROVEMENT TRUSTS
Pioneer River Improvement Trust	551	471	6.25	5.25

UNIVERSITIES
Griffith University	71,356	61,189	7.13	5.84
James Cook University	25,391	24,913	15.62	14.97
Sunshine Coast University	26,175	23,925	13.75	13.14

WATER BOARDS
Avondale Water Board	605	525	6.72	5.72
Fernlee Water Authority	75	120	14.10	13.48
Gladstone Area Water Board	106,784	134,732	N/A	25.21
Glamorgan Vale Water Board	106	85	8.18	8.08
Kelsey Creek Water Board	1,474	1,308	7.87	6.87
Merlwood Water Board	30	—	0.81	—
Mount Isa Water Board	—	4,003	—	9.92
North Burdekin Water Board	349	—	1.07	—
Pioneer Valley Water Board	4,348	3,816	7.53	6.56
Riversdale Murray Valley Water Management Board	910	525	10.45	5.19
Six Mile Creek Water Board	45	25	2.10	1.10

WATER SUPPLY BOARDS
Bollon South Water Authority	803	746	12.47	11.47
Bollon West Water Authority	981	924	14.18	13.33
Ingie Water Authority	453	424	13.57	12.58
Townsville Thuringowa Water Supply Board	112,103	—	16.10	—

OTHER STATUTORY BODIES
Australian Agricultural Colleges Corporation	2,704	1,348	2.61	2.15
Island Coordinating Council	671	—	13.42	—
Stadiums Queensland	369,290	424,034	N/A	8.81
Mt Gravatt Showgrounds Trust	43	83	2.68	6.62

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008
	A$000	A$000
National Trust of Queensland	906	967	N/A	4.82
Queensland Rural Adjustments Authority	4,777	8,503	4.53	5.11
Queensland Racing	—	2,151	—	5.71
Queensland Studies Authority	1,961	1,198	3.87	2.25
South Bank Corporation	36,235	32,781	N/A	N/A
State Library of Queensland	272	137	1.91	0.91

TOTAL	828,340	793,672

QUEENSLAND WATER ENTITIES
Queensland Bulk Water Supply Authority	—	537,248	—	N/A
Queensland Bulk Water Transport Authority	—	3,731	—	N/A
QLD Water Infrastructure Pty Ltd	294,308	604,707	N/A	N/A
SEQ Water Facility	191,957	185,251	N/A	N/A
SEQ Water Grid Manager	—	1,801	—	N/A
SEQ (Gold Coast) Desalination Company Pty	—	280,814	—	N/A
Southern Regional Water Pipeline Company Pty Ltd	—	930,286	—	N/A
Western Corridor Recycled Water Pty Ltd	283,852	1,292,453	N/A	N/A

TOTAL	770,117	3,836,291

SUNCORP-METWAY LTD
Suncorp Metway Facility	2,804	2,192	8.14	7.78

TOTAL	2,804	2,192

TOLLWAY COMPANY
Queensland Motorways Limited	1,249,534	1,799,454	N/A	N/A

TOTAL	1,249,534	1,799,454

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	333,012	294,130	N/A	N/A

TOTAL	333,012	294,130

OTHER BODIES
Aviation Australia Pty Ltd	2,725	2,546	13.46	12.49
Department of Education and the Arts—State Schools	149	68	1.81	0.89
Parents and Citizens Associations	7,236	6,602	6.25	5.75

TOTAL	10,111	9,216

GRAND TOTAL	24,269,009	32,911,694

Total Debt Outstanding includes Fixed Rate Loans, Operating Leases and Debenture Assets held by QTC (previously recorded as Investments).

The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding.

Working Capital Accounts and unsettled Operating Leases are not included.

* Average Expected Term	—only includes standard principal and interest accounts
— ignores temporary funding and debt offset facility
— is not applicable for any non-standard principal and interest accounts

Appendix B: Partners in Financial Markets

30 June 2008

Actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A $ BOND FACILITY DISTRIBUTION GROUP

AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE
Domestic (Australia)	+61 2 9227 1110
Global (London)	+44 207 378 2378

ABN AMRO BANK NV	TELEPHONE
Domestic (Australia)	+61 2 8259 2200
Global (London)	+44 207 678 3887

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD	TELEPHONE
Domestic (Australia)	+61 2 8225 6046
Global (London)	+44 207 986 9521

COMMONWEALTH BANK OF AUSTRALIA	TELEPHONE
Domestic (Australia)	+61 2 9235 0122
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA[1]	TELEPHONE
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931

JP MORGAN	TELEPHONE
Domestic (Australia)	+61 2 9220 1358
Global (London)	+44 207 777 9667

MACQUARIE BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 8232 3333
Global (London)	+44 207 065 2100

NATIONAL AUSTRALIA BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 796 4761

ROYAL BANK Of CANADA	TELEPHONE
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 7008

TORONTO DOMINION BANK	TELEPHONE
Domestic (Australia)	+61 2 9619 8866
Global (London)	+44 207 628 4334

UBS AG2	TELEPHONE
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 4750

WESTPAC BANKING CORPORATION	TELEPHONE
Domestic (Australia)	+61 2 8204 2740
Global (London)	+44 207 621 7620

QTC TREASURY NOTE FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Australia and New Zealand Banking Group Ltd	+61 2 9226 6707
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9235 0122
Deutsche Bank AG (Sydney)	+61 2 9258 1444
Macquarie Bank Ltd (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2740

MULTICURRENCY US COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Citigroup Global Markets Inc (New York)	+1 212 723 6252
Credit Suisse (New York)	+1 212 325 3358
Deutsche Bank Securities (New York)	+1 212 250 7179

MULTICURRENCY EURO COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Barclays Bank Plc (London)	+44 207 773 9764
Citigroup International Plc (Hong Kong)[3]	+852 2501 2689
Deutsche Bank AG (Singapore)	+65 6 883 0808
National Australia Bank Limited (Hong Kong and London)	+852 2526 5891
RBC Capital Markets (London)	+44 207 248 3306
UBS Ltd (London)	+44 207 567 2324

MULTICURRENCY EURO MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS	TELEPHONE
Includes all Domestic and Global A$ Bond Facility
Distribution Group[5], and
Nomura International Plc (London)	+44 207 521 2000

MULTICURRENCY US MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS	TELEPHONE
ABN AMRO Incorporated (London)	+44 207 588 4079
Citigroup (New York)	+1 212 723 6175
Deutsche Bank Securities Inc (New York)[6]	+1 212 469 7500
RBC Capital Markets (New York)	+1 212 858 7380

Notes:

1	Lead Manager – United States
2	Lead Manager – Europe
3	Lead Arranger
4	Reverse inquiry also permitted
5	Lead Arranger – UBS Ltd (London)
6	Lead Arranger

ISSUING AND PAYING AGENTS FOR QTC

	CONTACT	TELEPHONE	FACSIMILE
AUD TREASURY NOTES
Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456

AUD DOMESTIC BONDS		+61 3 9415 5000
Computershare Investor Services Ltd	Markings/Transfers	(ext 6044)	+61 3 9473 2594

AUD GLOBAL BONDS		+1 615 835 2729	+1 615 835 2727
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 2728	+1 615 835 2730

EURO COMMERCIAL PAPER		+44 207 547 7608
Deutsche Bank AG, London	Client Services	+44 207 547 3747	+44 207 547 3665

US COMMERCIAL PAPER
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

EURO MEDIUM-TERM NOTES		+44 207 547 7608
Deutsche Bank AG, London	Client Services	+44 207 547 3747	+44 207 547 3665

US MEDIUM-TERM NOTES
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

Appendix C: Statutory Disclosure Statements

Overseas travel

QTC raises funds in offshore financial markets and, from time to time, Board directors and officers visit these markets to transact business on behalf of QTC. All overseas travell is undertaken in accordance with the Government’s Overseas Travell Guidelines, endorsed by Queensland Cabinet.

In the year under review, international travell included:

OFFICER	COUNTRY/S VISITED	PERIOD	PURPOSE OF VISIT
Chairman, Assistant Under Treasurer, General Manager, Financial Markets	New Zealand	1-3 August 2007	Participated in a series of meetings with New Zealand based institutional investors to discuss a potential QTC Kauri Bond Issue. Opportunity to raise competitively priced funds in the New Zealand denominated Kauri Bond market.

Portfolio Manager	Hong Kong, Europe and United States	23 September— 7 October 2007	Participated in Deutsche Bank’s Annual International Investor Mission, which involved meetings with offshore central banks, policy authorities and leading international financial market figures, providing opportunities to develop a greater understanding and awareness of major factors (political, economic, credit and market) affecting investment fundamentals and world financial markets.

Chairman, Assistant Under Treasurer, Chief Executive, General Manager, Financial Markets	Canada, United Kingdom and Middle East	29 October 2007— 11 November 2007	Held meetings with investors and discussed potential QTC Maple Bond (CAD denominated) issue. First visit to Middle East to source new investor base for QTC Bonds.

Senior Manager, Client Solutions, Portfolio Manager	Japan	4-9 November 2007	Participated in Daiwa Securities SMBC Co Capital Markets Seminar, which included representation from all of Australia’s semi-government authorities, and sovereign bond issuers from Australia and other jurisdictions.

General Manager, Financial Markets, Senior Portfolio Manager	Singapore, United Kingdom, Europe and United States	26 January 2008—11 February 2008	Attended Citi Asia Pacific Fixed Income Investor Conference and conducted annual QTC Global Fixed Interest Distribution Group Offshore Performance Reviews.

Treasurer, Chairman, Chief Executive, Senior Advisor, General Manager, Financial Markets	Japan, China, Hong Kong and Singapore	2-8 March 2008	Undertook a series of meetings with Asian central banks and prime financial institutions to discuss QTC securities and market QTC A$ Global Bonds.

Senior Portfolio Manager	New Zealand	6-8 March 2008	Participated in the Westpac/KangaNews Summit, which provided an ideal forum for QTC to network with New Zealand investors and international issuers representing not only Triple-A borrowers but also financial institutions and corporations.

OFFICER	COUNTRY/S VISITED	PERIOD	PURPOSE OF VISIT
General Manager, Financial Markets	Japan	3-6 April 2008	Co-hosted Premier’s Reception in Tokyo with prominent/ key clients and conducted meetings with various financial institutions that are either current or potential investors in QTC’s Bonds.

Senior Portfolio Manager, Portfolio Manager	Japan, Hong Kong and Singapore	10-24 April	Conducted Euro Commercial Paper Dealer Panel review and attended Nomura Central Bankers Seminar.

Chairman and Chief Executive	United States	12-17 June 2008	Co-hosted function with American Australian Association, Deutsche Bank for the Premier and conducted meetings with high level personnel from Deutsche Bank in New York.

Public Sector Ethics Act Implementation Statement

QTC provides the following information pursuant to obligations under section 23 of the Public Sector ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act. QTC employees are required to comply with QTC’s Code of Conduct for employees (which sets out the ethics principles and obligations under the Public Sector ethics Act) as well the Code of Conduct established by the Australian Financial Markets Association, of which QTC is a member. Both codes are available electronically to employees through QTC’s in-house information management system. Copies of these codes can be inspected by contacting QTC’s Human Resources Team (see page 88 for contact details). Training is provided for new employees on ethical obligations as part of QTC’s induction process.

Public Records Act Implementation Statement

During the year, QTC also progressed its compliance with the provisions of the Public records Act 2002 and the implementation of Information Standard 40: Recordkeeping. The focus for QTC has been on the management of its hard copy records (since QTC has an existing electronic in-house information management system). QTC expects to complete the project (with respect to hard copy records) by the end of 2008 and anticipates achieving additional business benefit, through the efficient and effective management of corporate records.

Whistleblowers Protection Act 1994

Section 30(1) of the Whistleblowers Protection Act 1994 requires QTC to disclose, in its Annual Report, statistical information for the report period in respect of each type of information received about the number of disclosures received and the number of disclosures substantially verified. During the year under review, QTC has not received, nor had to substantially verify, any disclosures.

Appendix D: Corporate Directory

Queensland Treasury Corporation

LEVEL 14, 61 MARY STREET, BRISBANE QUEENSLAND AUSTRALIA GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

TELEPHONE: +61 7 3842 4600

FACSIMILE: +61 7 3221 4122

INTERNET: www.qtc.com.au

Queensland Treasury Corporation’s annual and half-yearly reports are available on QTC’s website: www.qtc.com.au. If you would like a report posted to you, please call 61 7 3842 4600. If you would like to comment on our Annual Report, please visit our website and complete the feedback form, which can be downloaded from the home page.

EXECUTIVE

TELEPHONE: +61 7 3842 4611	FACSIMILE: +61 7 3210 0262

TEAMS
FINANCIAL MARKETS
TELEPHONE: +61 7 3842 4789	FACSIMILE: +61 7 3221 2410

MARKET SUPPORT (SETTLEMENTS)
TELEPHONE: +61 7 3842 4644	FACSIMILE: +61 7 3221 2486

STOCK REGISTRY SERVICES (COMPUTERSHARE)
TELEPHONE: 1800 777 166	FACSIMILE: +61 3 9473 2531

GOVERNMENT DEPARTMENTS AND AGENCIES
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

GOVERNMENT OWNED CORPORATIONS
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

LOCAL GOVERNMENT AND REGIONAL QUEENSLAND
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3842 4958

TREASURY SERVICES
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

MAJOR PROJECTS
TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

CUSTOMER SUPPORT (TRANSACTIONS)
TELEPHONE: +61 7 3842 4650	FACSIMILE: +61 7 3221 2486

LEASING
TELEPHONE: +61 7 3842 4648	FACSIMILE: +61 7 3842 4927

LG INFRASTRUCTURE SERVICES
TELEPHONE: +61 7 3842 4700	—

ADMINISTRATION
TELEPHONE: +61 7 3842 4705	FACSIMILE: +61 7 3221 4122

CORPORATE ACCOUNTING
TELEPHONE: +61 7 3842 4630	FACSIMILE: +61 7 3221 4122

TEAMS
CORPORATE COMMUNICATION
TELEPHONE: +61 7 3842 4685	FACSIMILE: +61 7 3211 3629

HUMAN RESOURCES
TELEPHONE: +61 7 3842 4612	FACSIMILE: +61 7 3210 2358

INFORMATION TECHNOLOGY
TELEPHONE: +61 7 3842 4641	FACSIMILE: +61 7 3210 1198

LEGAL AND COMPLIANCE
TELEPHONE: +61 7 3842 4739	FACSIMILE: +61 7 3236 9031